Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Among

EQUIFAX INC.

LAPHROAIG ACQUISITION CORPORATION

APPRO SYSTEMS, INC.

and

SHAWMUT EQUITY PARTNERS, L.P.,

as Representative

February 3, 2005

TABLE OF CONTENTS (Continued)

TABLE OF CONTENTS (Continued)

EXHIBITS AND SCHEDULES
Exhibits
Exhibit A—Principal Shareholders Agreement
Exhibit 1.4(a)-1—Exchange Agreement
Exhibit 1.4(a)-2—Form of Option Cancellation Agreement
Exhibit 1.5(a)—Escrow Agreement
Exhibit 3.1(g)(v)—Form of Taylor, Porter, Brooks & Phillips, LLP Legal Opinion
Exhibit 3.2(i)—Form of Kilpatrick Stockton LLP Legal Opinion
Schedules
Schedule 1.2(d)—Company Options
Schedule 1.3—Preliminary Allocation Schedule
Schedule 1.5—Escrow Allocation Schedule
Schedule 2.3—General Ledger Accounts used for Balance Sheet Preparation
Schedule 3.1(c)—Third-Party Consents of Company
Schedule 3.2(c)—Third-Party Consents of Parent and Merger Sub
Schedule 6.1—Conduct of the Business
Schedule 7.7(a)—Continuing Employee Benefit Plans
Schedule 8.2—Transaction Expenses
Schedule 8.8—Transaction Bonuses

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 3, 2005, is made by and among Equifax Inc., a Georgia corporation (“Parent”), Laphroaig Acquisition Corporation, a Louisiana corporation and wholly-owned subsidiary of Parent (the “Merger Sub”), Appro Systems, Inc., a Louisiana corporation (the “Company”), and Shawmut Equity Partners, L.P., as Representative (the “Representative”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 12 below.

WHEREAS, the respective Boards of Directors of Parent, the Merger Sub and the Company have each determined that it is in the best interests of their respective shareholders for the Merger Sub to merge with and into the Company (the “Merger”) pursuant to the terms and subject to the conditions of this Agreement and in accordance with the Louisiana Business Corporation Law, La. R.S. 12:1, et seq. (the “LBCL”), and, accordingly, each has approved this Agreement and the Merger;

WHEREAS, certain shareholders of the Company (collectively, the “Principal Shareholders”) have agreed, among other things, to vote all of their Shares in favor of this Agreement and the Merger in accordance with a Principal Shareholders Agreement, dated as of the date hereof, among the Principal Shareholders, Parent and the Merger Sub in the form attached hereto as Exhibit A (the “Principal Shareholders Agreement”); and

WHEREAS, upon the terms and subject to the conditions set forth herein and in accordance with the provisions of the LBCL, Parent, the Merger Sub and the Company are entering into a business combination pursuant to which the Merger Sub shall merge with and into the Company, in accordance with the LBCL, whereupon the separate existence of the Merger Sub shall cease, the Company shall be the surviving corporation to the Merger and the Surviving Corporation shall become a wholly-owned subsidiary of Parent, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

THE MERGER

1.1   The Merger.

(a)   At the Effective Time (as defined in Section 1.1(b)), the Merger Sub shall merge with and into the Company in accordance with the LBCL, whereupon the separate existence of the Merger Sub shall cease, the Company shall be the surviving corporation to the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and the Surviving Corporation shall become a wholly-owned subsidiary of Parent, all upon the terms and conditions set forth herein. The name of the Surviving Corporation shall be “APPRO Systems, Inc.”.

(b)   At the Closing (as defined in Section 2.2(a) below), the Parties will cause the Merger to be consummated by filing a Certificate of Merger, together with any required related certificates or documents, with the Secretary of State of the State of Louisiana, in such form as required by, and in accordance with the applicable provisions of, the LBCL and in such form as approved by the Company and Parent prior to such filing. The Parties will make all other filings or recordings as required by the LBCL in connection with the Merger. The Merger shall become effective at such time as the Parties agree upon and designate in the Certificate of Merger as the Effective Time. The time at which the Merger becomes effective is referred to herein as the “Effective Time”.

(c)   From and after the Effective Time, the Surviving Corporation shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and the Merger Sub, all as provided under the LBCL. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger, and the applicable provisions of the LBCL.

1.2   Conversion of Securities.

(a)   Cancellation of Treasury Stock.   All shares of Common Stock that are owned as of the Effective Time by the Company as treasury stock will be cancelled and retired and will cease to exist and no consideration whatsoever shall be delivered in exchange therefore.

(b)   Conversion of Preferred Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive cash in an amount equal to the Preferred Stock Cash Compensation Per Share (as defined below). As of the Effective Time, each holder of a certificate representing shares of Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Preferred Stock Cash Compensation Per Share for each share of Preferred Stock represented by such certificate in accordance with the terms and conditions of this Agreement, upon surrender of each such certificate in accordance with Section 1.4 below, without interest.

For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

(i)    “Preferred Stock Cash Compensation Per Share” shall mean the sum of (x) $31.32 per share of Preferred Stock plus (y) an amount equal to all accrued and unpaid dividends per share of Preferred Stock up to and including the day of the Effective Time plus (z) the Common Stock Per Share Value (as defined below) for the number of shares of Common Stock issuable upon conversion of each share of Preferred Stock at the Preferred Stock Conversion Ratio (as defined below).

(ii)   “Preferred Stock Preference Value Per Share” shall mean the sum of (x) and (y) in the definition of Preferred Stock Cash Compensation Per Share in Section 1.2(b)(i) above.

(iii)  “Preferred Stock Common Stock Equivalents” means the total number of shares of Common Stock issuable upon conversion of the total number of issued and outstanding shares of Preferred Stock at the per share conversion ratio of 1.63206 (the “Preferred Stock Conversion Ratio”).

(iv)  “Fully Diluted Shares Outstanding” means the sum of (A) the total number of issued and outstanding shares of Common Stock, (B) the total number of shares of Common Stock subject to all issued and outstanding Company Options (as defined below), and (C) the Preferred Stock Common Stock Equivalents, in each case issued and outstanding immediately prior to the Effective Time.

(v)    “Preferred Stock Preference Value” shall mean the product determined by multiplying (A) the Preferred Stock Preference Value Per Share times (B) the total issued and outstanding shares of Preferred Stock.

(vi)  “Fully Diluted Per Share Value” shall mean the quotient determined by dividing (A) the difference between (x) the Merger Consideration and (y) the Preferred Stock Preference Value by (B) the Fully Diluted Shares Outstanding.

(vii) “Common Stock Merger Consideration” shall mean the Merger Consideration less (A) the Preferred Stock Preference Value less (B) the Aggregate Company Option Consideration (as defined below).

(viii)     “Common Stock Per Share Value” shall mean the quotient determined by dividing (A) the Common Stock Merger Consideration by (B) the sum of (x) the number of shares of Common Stock issued and outstanding and (y) the Preferred Stock Common Stock Equivalents.

(c)   Conversion of Common Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive cash in an amount equal to the Common Stock Per Share Value (determined as of the Effective Time).  As of the Effective Time, each holder of a certificate representing such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Common Stock Per Share Value for each share of Common Stock represented by such certificate in accordance with the terms and conditions of this Agreement, upon surrender of such certificate in accordance with Section 1.4 below, without interest.

(d)   Conversion of Company Options.   Immediately prior to the Effective Time, each outstanding stock option (each, a “Company Option” and collectively, the “Company Options”) to purchase Common Stock shall be converted automatically into the right to receive, for each share of Common Stock subject to such Company Option, cash in an amount equal to the Company Option Consideration for such Company Options (determined as of the Effective Time). For purposes hereof, with respect to each Company Option, “Company Option Consideration” shall mean the amount by which the Fully Diluted Per Share Value exceeds the exercise price per share of each share of Common Stock subject to such Company Option. For purposes hereof, the term “Aggregate Company Option Consideration” shall mean the aggregate amount of Company Option Consideration for all Company Options. Each outstanding Company Option so converted shall, immediately following such conversion, be cancelled and the holder thereof shall have no further rights with respect to such Company Option other than the right to receive the Company Option Consideration applicable thereto for each share subject to such Company Options as determined in accordance with the terms of this Agreement upon surrender of proper documentation under Section 1.4 below, without interest. A schedule of Company Options outstanding on the date of this Agreement is attached to this Agreement as Schedule 1.2(d). The Company shall amend and restate Schedule 1.2(d) for purposes of the Closing to reflect any changes in such schedule between the date of this Agreement and the Closing Date.

(e)   Conversion of the Merger Sub Common Stock.   At the Effective Time, each share of common stock, $1.00 par value per share of the Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of common stock, $1.00 par value per share of the Surviving Corporation.

1.3   Preliminary Allocation of Merger Consideration.   The Company has prepared a preliminary schedule of the allocation of the Merger Consideration payable to each holder of Preferred Stock and Common Stock (each such holder a “Shareholder” and collectively, the “Shareholders”) and Company Options (each, an “Optionholder” and collectively, the “Optionholders”, and together with the Shareholders, the “Securityholders” or singly, a “Securityholder”), which is attached to this Agreement as Schedule 1.3 (the “Preliminary Allocation Schedule”). The Parties acknowledge and agree that the Company will amend Schedule 1.3 as of the Effective Time to (i) reflect the actual adjustments and allocation of the Merger Consideration then required by the applicable provisions of this Agreement and (ii) instruct the Exchange Agent as to the portion of the Exchange Fund (as defined in Section 1.4(a) below) payable as of the Effective Time to each of the Securityholders (such amended Schedule 1.3 defined herein as the “Final Allocation Schedule”). The Parties acknowledge that the aggregate dollar amount of the Merger Consideration and the portion thereof allocated to each of the Securityholders at the Closing may differ from the Preliminary Allocation Schedule based upon (i) the Pre-Closing Operating Capital Adjustment; (ii) the number of shares of Common Stock issued as of the Effective Time pursuant to Company Options and Preferred Stock of the Company exercisable for or convertible into, respectively, Shares; (iii) additional dividends accruing with respect to the Preferred Stock from the date of this Agreement through the Closing Date; (iv) the aggregate amount of Transaction Bonuses; (v) the aggregate amount of Transaction Expenses; and (vi) other applicable provisions of this Agreement.

1.4   Exchange of Certificates.

(a)   After approval of this Agreement in accordance with Section 6.8 below, and prior to the Effective Time, pursuant to an exchange agreement (the “Exchange Agreement”) in the form attached hereto as Exhibit 1.4(a)-1, Parent will designate SunTrust Bank, a Georgia banking corporation, as exchange agent (the “Exchange Agent”) (i) to receive the Exchange Fund Amount in a segregated account (the “Exchange Fund”); (ii) to make a payment from the Exchange Fund of the Escrow Deposit in accordance with Section 2.2(c) to the Escrow Agent; (iii) to make a payment from the Exchange Fund of the CUNA Escrow Deposit in accordance with Section 2.2(c) to the Escrow Agent; (iv) to make a payment from the Exchange Fund to the Representative Fund in accordance with Section 2.2(c); (v) to make payments from the Exchange Fund of the Transaction Expenses set forth on Schedule 8.2; (vi) to make payments from the Exchange Fund in accordance with the Final Allocation Schedule to the Shareholders upon surrender of certificates held by such Shareholders that, immediately prior to the Effective Time, represented outstanding Shares that have been converted into a portion of the Merger Consideration pursuant to Sections 1.2(b) and (c) (“Shareholder Certificates”); (vii) to make the payments to the Optionholders from the Exchange Fund in accordance with the Final Allocation Schedule upon delivery of the proper documentation (which documentation shall include an Option Cancellation Agreement in the form attached hereto as Exhibit 1.4(a)-2) for the Company Options held by such Optionholders that, immediately prior to the Effective Time, represented outstanding Company Options that have been converted into a portion of the Merger Consideration pursuant to Section 1.2(d) (such proper documentation of Company Options, the “Optionholder Certificates”, and together with the Shareholder Certificates, the “Certificates”, or singly, a “Certificate”); and (viii) to make required payments to Dissenting Shareholders, if any, from the Exchange Fund in accordance with Section 1.6 upon delivery of the proper documentation. On the Closing Date, Parent shall deliver the Exchange Fund Amount to the Exchange Agent by wire transfer, in trust for the benefit of the Securityholders, to be distributed as set forth in this Agreement and the Exchange Agreement.

(b)   If such Certificates are not surrendered at Closing by the registered holders thereof as contemplated by this Section 1.4, as soon as practicable after the Effective Time (but in no event later than five (5) Business Days thereafter), Parent shall cause the Exchange Agent to send a notice and a transmittal form to each such Securityholder at the address of record with the Company advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent their Certificates in exchange for the portion of the Merger Consideration payable pursuant to Section 2.1. Each Securityholder, upon proper surrender thereof to the Exchange Agent in accordance with this Section 1.4 or the instructions in such notice, shall be entitled to receive in exchange therefor (without interest) the portion of the Merger Consideration payable to such Securityholder pursuant to Section 2.1. Until properly surrendered, each Certificate shall be deemed for all purposes to evidence only the right to receive the portion of the Merger Consideration payable for such Certificate pursuant to Section 2.1. Subject to Section 1.4(d), Securityholders shall not be entitled to receive the portion of the Merger Consideration to which they would otherwise be entitled until the applicable Certificates are properly surrendered in accordance with this Section 1.4.

(c)   If any portion of the Merger Consideration is to be delivered to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered or otherwise documented, it shall be a condition to the delivery of such portion of the Merger Consideration that (i) the Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed (or accompanied by appropriate stock powers) with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange, (ii) such transfer shall otherwise be proper, and (iii) the Person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the reasonable satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to a Securityholder for any portion of the Merger Consideration payable to such holder pursuant to Section 2.1 that are properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d)   If any Certificate shall have been lost, stolen or destroyed, upon the receipt of (i) an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, (ii) such security bond or indemnity as Parent may reasonably require, and (iii) any other documents necessary in the reasonable opinion of the Exchange Agent, to evidence and effect the bona fide exchange thereof, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the portion of the Merger Consideration payable in exchange therefor pursuant to Section 2.1.

(e)   Any portion of the Exchange Fund that remains undistributed on the date that is six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any Securityholder who has not previously complied with this Section 1.4 shall thereafter look only to Parent, as a general unsecured creditor, for payment of its portion of the Merger Consideration pursuant to Section 2.1.

1.5   Escrow.

(a)   Subject to Section 6.5, Parent shall cause $7,000,000 in cash (the “Escrow Deposit”) from the Merger Consideration to be deposited in immediately available funds on the Closing Date into the Escrow Account to be held, invested, released and distributed by the Escrow Agent pursuant to the terms of Section 1.5 (a) through (d), Section 2.3 and Section 10.3(a) of this Agreement and the Escrow Agreement. The Escrow Deposit will be comprised of the following components:  (a) $1,500,000, which will be held for purposes of satisfying any Post-Closing Operating Capital Adjustment payable to Parent pursuant to Section 2.3(a) (the “Post-Closing Adjustment Fund”); and (b) $5,500,000, which will be held for purposes of, and will serve as the sole and exclusive source for, satisfaction of any indemnification or other claims of Parent or the Merger Sub (including, after the Closing, the Surviving Corporation) under Sections 1.5(b) and 8.11 and Article 10 (the “Indemnity Fund”); provided, however, that the foregoing sentence shall not further limit or otherwise constitute a defense of any claims that Parent or the Merger Sub (including, after the Closing, the Surviving Corporation) may have pursuant to the Principal Shareholders Agreement on the terms set forth therein. In addition, $500,000 (the “Representative Amount”) from the Merger Consideration shall be delivered by Parent to the Representative and held directly by the Representative in an account (the “Representative Fund”) for purposes of satisfying obligations of or to the Representative under Section 1.11(d) and (e). Each Securityholder’s percentage interest in the amounts deposited in each of the Post-Closing Adjustment Fund, the Indemnity Fund, the Representative Fund and the CUNA Escrow Account in the event any of such amounts may be ultimately released and distributed to the Securityholders will be set forth on the schedule which is attached to this Agreement as Schedule 1.5 (the “Escrow Allocation Schedule”).

(b)   If the Post-Closing Operating Capital Adjustment payable to Parent pursuant to Section 2.3(a) exceeds the amount in the Post-Closing Adjustment Fund, Parent shall be entitled to receive payment of any excess amount from the Indemnity Fund and the Indemnity Fund shall be reduced by the amount of any such excess.

(c)   Releases from the Post-Closing Adjustment Fund shall be governed by Section 2.3(d) below and the Escrow Agreement. Subject to establishing a reserve adequate for claims that have been asserted in good faith within such applicable time periods by Parent pursuant to Section 10.2, the balance remaining in the Indemnity Fund not subject to such reserve shall be released and distributed to the Securityholders on April 30, 2006 and the balance subject to such reserve and not thereafter used for the related claims shall be released and distributed promptly as provided in the Escrow Agreement.

(d)   The remaining cash, if any, held by the Representative in the Representative Fund shall be delivered to the Securityholders in the relative percentages set forth on the Escrow Allocation Schedule by the Representative at the Representative’s discretion; provided, however, that all such remaining cash shall be delivered to the Securityholders on the later of (i) December 31, 2006 and (ii) the date on which no claims against the Indemnity Fund or the Representative exist.

(e)   Any interest on the Escrow Deposit shall be paid as provided in the Escrow Agreement.

(f)    The CUNA Escrow Account, a separate escrow fund established solely with respect to the CUNA Consideration, shall be established as set forth in Section 1.12 below.

1.6   Dissenters’ Rights.   Shares of Common Stock that have been voted against adoption of this Agreement and against approval of the Merger and with respect to which the holder has validly exercised dissenters’ rights under Section 131 of the LBCL, La. R.S. 12:131 (“Dissenting Shares”) will not be converted into the right to receive the Common Stock Per Share Value for each share of Common Stock at or after the Effective Time unless and until the holder of such shares (a “Dissenting Shareholder”) fails to perfect or effectively withdraws or otherwise becomes ineligible for such right to dissent from the Merger in accordance with the LBCL. Each Dissenting Shareholder shall be entitled to receive only the payment provided by Section 131 of the LBCL with respect to shares of Common Stock owned by such Dissenting Shareholder. If a holder of Dissenting Shares so fails to perfect, effectively withdraws or otherwise becomes ineligible for such dissenters’ rights, then, as of the Effective Time or the occurrence of such event, whichever last occurs, each of such holder’s Dissenting Shares will cease to be a Dissenting Share and will be converted into and represent the right to receive the Common Stock Per Share Value, without interest, upon the surrender of the certificates representing such shares. The Company shall give Parent prompt written notice of any demands by Dissenting Shareholders received by the Company, withdrawals of such demands, and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands. After the Effective Time, the Surviving Corporation shall conduct all negotiations and proceedings with respect to demands for dissenters’ rights under the LBCL. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for dissenters’ rights of Dissenting Shares, compromise or offer to settle or settle any such demands or approve any withdrawal of any such demands. Any funds paid pursuant to Section 131 of the LBCL to Dissenting Shareholders shall be paid out of any funds then remaining in the Exchange Fund and, if greater than such amount, the excess shall be paid out of the assets of the Surviving Corporation.

1.7   Withholding Rights.   The Surviving Corporation or Parent, as the case may be, shall be entitled to instruct the Exchange Agent to deduct and withhold from the portion of the Merger Consideration otherwise payable pursuant to this Agreement to any Securityholder such Withholding Taxes as Parent is required to deduct and withhold with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Securityholder in respect of which such deduction and withholding were made. So long as a Securityholder has delivered to the Exchange Agent a properly completed and executed Substitute Form W-9, Form W-8 BEN or other Form W-8s as applicable prior to the date on which payment to a Securityholder is required to be made to such Securityholder, the Exchange Agent may not withhold the maximum amount of back-up Withholding Taxes required to be deducted from the portion of the Merger Consideration otherwise payable to such Securityholder from the Exchange Fund pursuant to this Agreement.

1.8   Articles of Incorporation.   The Company Articles of Incorporation in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read substantially the same as the articles of incorporation of the Merger Sub, except that such articles of incorporation will state the name of the Surviving Corporation as “APPRO Systems, Inc.” and, as so amended and restated, will be the articles of incorporation of the Surviving Corporation (the “Surviving Corporation Articles”) until amended in accordance with the terms thereof and applicable law; provided, however, that the Surviving Corporation Articles shall allow for indemnification in respect of Continuing Indemnity Matters to the Surviving Corporation’s present and former directors and officers (including the directors and officers of the Company prior to the Merger).

1.9   Bylaws.   The Company Bylaws in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read substantially the same as the bylaws of the Merger Sub and, as so amended and restated, will be the bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”) until amended in accordance with the terms thereof and applicable law; provided, however, that the Surviving Corporation Bylaws shall contain exculpatory and indemnification provisions that provide no less protection to the Surviving Corporation’s present and former directors and officers (including the directors and officers of the Company prior to the Merger) than the Company Bylaws in effect immediately prior to the Closing.

1.10 Directors and Officers.   From and after the Effective Time, until their successors are duly elected or appointed in accordance with applicable law, (i) the directors of the Merger Sub at the Effective Time shall constitute the directors of the Surviving Corporation and will hold office until his or her successor is duly appointed and qualified, or until his or her earlier death, resignation or removal in accordance with the Surviving Corporation Articles and Surviving Corporation Bylaws, and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation and will hold office until his or her successor is duly appointed and qualified, or until his or her earlier death, resignation or removal in accordance with the Surviving Corporation Articles and Surviving Corporation Bylaws.

1.11 Appointment of Representative.

(a)   The Representative is hereby appointed as, and the Representative hereby acknowledges and accepts such appointment, as the representative of the Shareholders and for each Optionholder executing an Option Cancellation Agreement for purposes of this Agreement, the Exchange Agreement and the Escrow Agreement (collectively, the “Representative Agreements”) at and after the Effective Time. The Representative may resign at any time, and the Representative may be removed with the consent of the Principal Shareholders that owned in the aggregate, immediately prior to the Effective Time, more than 50% of the Shares collectively owned by such Shareholders (a “Majority in Interest”). In the event that a Representative has resigned or been removed, a new Representative shall be appointed with the consent of a Majority in Interest, such appointment to become effective upon the written acceptance thereof by the new Representative. Each of the Principal Shareholders shall use its or his respective commercially reasonable efforts to appoint a new Representative and provide written notice to Parent of such new appointment as soon as practicable following such resignation or removal. No such resignation or appointment of a new Representative shall be effective as against Parent, the Merger Sub or the Surviving Corporation until such time as Parent shall have received written notice of the appointment of a new Representative. Subject to Section 1.11(b) below, the Representative shall have the following non-exclusive powers at and after the Effective Time as the representative of the Shareholders and for each Optionholder executing an Option Cancellation Agreement:  (i) the power to act for such Securityholders with regard to the indemnification obligations hereunder; (ii) the power to compromise any claim on behalf of such Securityholders and to transact matters of litigation or arbitration, in connection with the Representative Agreements; (iii) the power to do or refrain from doing all such further acts and deeds on behalf of such Securityholders that the Representative deems necessary or appropriate in its sole discretion consistent with the provisions of the Representative Agreements; (iv) the power to execute all such documents as the Representative shall deem necessary or appropriate in connection therewith; and (v) the power to receive service of process in connection with any claims hereunder; provided, however, that in no event shall the Representative have the power to act on behalf of such Securityholders under the Principal Shareholders Agreement.

(b)   The Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement. Parent, the Merger Sub, the Surviving Corporation and each of their respective Affiliates shall be entitled to conclusively rely upon any and all written actions and instructions delivered by the Representative on behalf of Securityholders under or pursuant to the Representative Agreements. The Representative shall be permitted to act on behalf of the Securityholders with respect to any matter under the Representative Agreements; provided, that a Majority in Interest (and GE Equity, in the case of a settlement or admission of any kind that specifically names GE Equity or any Affiliate thereof as having engaged in wrongful activity) consent to any release to Parent or the Merger Sub (including, after the Closing, the Surviving Corporation) from the Indemnity Fund, the Post-Closing Adjustment Fund or the CUNA Escrow Account by the Representative; and provided, however, that, notwithstanding anything set forth herein to the contrary, the Representative shall not be authorized to act on behalf of the Securityholders with respect to the Principal Shareholders Agreement. The Representative shall have no liability to any Securityholder with respect to actions taken or omitted to be taken in its capacity as Representative except with respect to the Representative’s willful misconduct. The Representative will at all times be entitled to rely on any directions received from (i) a Principal Shareholder or (ii) a Majority in Interest; provided, however, that the Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as Representative, unless the Representative has been provided with funds, security or indemnities which, in the sole determination of the Representative, are sufficient to protect the Representative against the costs, expenses and liabilities which may be incurred by the Representative in responding to such direction or taking such action. The Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its functions hereunder and (in the absence of willful misconduct on the part of the Representative) shall be entitled to conclusively rely on the opinions and advice of such persons. Once no further funds exist in the Representative Fund, the Representative shall be entitled to reimbursement from the Securityholders (which reimbursement shall be paid by each Securityholder in accordance the percentages set forth on the Escrow Allocation Schedule) for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Representative in such capacity, and for indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as Representative (except for those arising out of the Representative’s willful misconduct), including the costs and expenses of investigation and defense of claims.

1.12 CUNA Escrow.

(a)   Parent shall cause a portion of the Merger Consideration equal to the CUNA Consideration (the “CUNA Escrow Deposit”) to be deposited into the CUNA Escrow Account to be held, invested and released by the Escrow Agent pursuant to the terms of this Section 1.12 and the Escrow Agreement. Each Securityholders’ percentage interest in the amounts deposited in the CUNA Escrow Account shall be set forth on the Escrow Allocation Schedule.

(b)   Upon receipt by the Surviving Corporation (or any of its Affiliates) of all or a portion of the CUNA Consideration, it shall provide immediate written notice thereof to the Escrow Agent and the Representative (such written notice to set forth the amount and date of receipt thereof). Within one (1) Business Day after its receipt of such notice, the Escrow Agent shall release and distribute to the

Securityholders from the CUNA Escrow Account an amount equal to the amount of the CUNA Consideration specified in the notice. Releases from the CUNA Escrow Account shall be governed solely by this Section 1.12 and the Escrow Agreement. The releases and distributions from the CUNA Escrow Account shall be made to the Securityholders in the relative percentages set forth on the Escrow Allocation Schedule.

(c)   From and after the Effective Time, Parent hereby covenants that it shall pursue and shall cause the Surviving Corporation to pursue any and all actions necessary to realize the full and timely payment from CUNA of the CUNA Consideration; provided, however, that the reasonable out-of-pocket expenses (up to a maximum of $20,000) of any such actions in pursuing payment shall be borne by the Securityholders, first through the Representative Fund, and to the extent the Representative Fund is exhausted, severally and not jointly by each Securityholder, in accordance with the respective percentages set forth on the Escrow Allocation Schedule. Any expenses in excess of the foregoing maximum shall require the advance consent of the Representative prior to being incurred, provided, however, that if Parent must act to preclude the expiration or forfeit of a right and the Representative has not granted its advance consent, Parent may exceed the foregoing maximum to the extent required to preserve any such right, without the advance consent of the Representative. Parent further covenants that neither Parent, nor the Surviving Corporation nor any of their Affiliates shall take any actions that would adversely impact the payment by CUNA of the CUNA Consideration. If CUNA has not paid the CUNA Consideration within one hundred fifty (150) days after the Closing Date, Parent and the Surviving Corporation shall assign to a Person designated by the Representative on behalf of the Securityholders all right to any claim Parent and the Surviving Corporation may have against CUNA for the payment of the CUNA Consideration. In addition, at the time of any such assignment, the CUNA Escrow Deposit shall be released to Parent in accordance with the terms of the Escrow Agreement. Following such assignment and release, Parent and the Surviving Corporation shall continue to cooperate with all reasonable requests from the Representative and take no action that that would adversely impact the payment by CUNA of the CUNA Consideration.

(d)   Prior to receipt by the Surviving Corporation of the entire CUNA Consideration and the distribution of the full amount in the CUNA Escrow Account to the Securityholders, if the Representative shall determine that a breach of the covenants set forth in Sections 1.12(c) or 8.10 hereof shall have occurred, the Representative shall promptly provide written notice of such breach to Parent. Parent shall have twenty (20) days from receipt of the notice hereunder within which to cure such breach. In the event of a failure of Parent to cure the breach within such twenty-day period, or in the event such breach is not capable of being cured, Parent and the Representative shall attempt to resolve in good faith any disputes concerning the alleged breach for a period of ten (10) days. In the event Parent and the Representative are unable to reach a mutually satisfactory resolution, the Representative and Parent shall initiate, no later than the expiration of such ten-day period, arbitration proceedings under Section 13.12 of this Agreement. In the event that an arbitrator determines that a breach of Sections 1.12(c) or 8.10 hereof shall have occurred, at any time after two (2) Business Days have elapsed from the time of such arbitrator’s decision, the Representative shall be entitled to provide written notice to the Escrow Agent of such decision, and thereupon the Escrow Agent shall immediately release and distribute to the Securityholders the balance of the CUNA Escrow Deposit in the respective percentages set forth on the Escrow Allocation Schedule.

ARTICLE 2

MERGER CONSIDERATION; THE CLOSING

2.1   Merger Consideration.

(a)   Aggregate Merger Consideration.   Subject to adjustment as set forth herein, the aggregate cash consideration to be delivered by Parent to or for the benefit of the Securityholders in connection with the

Merger (the “Merger Consideration”) shall be (i) $92,000,000; plus or minus (ii) any Pre-Closing Operating Capital Adjustment as determined at Closing in accordance with Section 2.2(b); plus or minus (iii) any Post-Closing Operating Capital Adjustment as determined in accordance with Section 2.3.

(b)   Preferred Stock Closing Consideration.   The aggregate cash consideration to be delivered by Parent at the Closing to the Exchange Agent for the benefit of the holders of Preferred Stock (the “Preferred Stock Closing Cash Consideration”) shall be equal to the number of shares of Preferred Stock outstanding immediately prior to the Effective Time multiplied by the Preferred Stock Cash Compensation Per Share (as determined as of the Closing). The Preferred Stock Closing Cash Consideration shall be reduced by the Preferred Stock Portion of each of the CUNA Escrow Deposit, the Indemnity Fund, the Post-Closing Adjustment Fund, and the Representative Fund. The portion of the Preferred Stock Closing Cash Consideration payable to each holder of Preferred Stock shall be as set forth on the Final Allocation Schedule.

(c)   Common Stock Closing Consideration.   The aggregate cash consideration to be delivered by Parent at the Closing to the Exchange Agent for the benefit of the holders of Common Stock (the “Common Stock Closing Cash Consideration”) shall be equal to Merger Consideration (as determined as of Closing), minus the Preferred Stock Closing Cash Consideration, the Company Option Closing Cash Consideration, and the Common Stock Portion of each of the CUNA Escrow Deposit, the Indemnity Fund, the Post-Closing Adjustment Fund, and the Representative Fund. The portion of the Common Stock Closing Cash Consideration payable to each holder of Common Stock, other than with respect to Dissenting Shares, shall be as set forth on the Final Allocation Schedule.

(d)   Company Option Closing Consideration.   The aggregate cash consideration to be delivered by Parent at the Closing to the Exchange Agent for the benefit of the holders of outstanding Company Options (the “Company Option Closing Cash Consideration”) shall be equal to the Aggregate Company Option Consideration (as determined as of the Closing), minus the Company Option Portion of each of the CUNA Escrow Deposit, the Indemnity Fund, the Post Closing-Adjustment Fund, and the Representative Fund. The portion of the Company Option Closing Cash Consideration payable to each holder of Company Options shall be as set forth on the Final Allocation Schedule.

(e)   Post-Closing Operating Capital Adjustment.   To the extent any Post-Closing Operating Capital Adjustment is due to the Securityholders from Parent as provided for in Section 2.3, then such amount shall increase the Merger Consideration and shall be paid by Parent to the Securityholders in the relative percentages set forth on the Escrow Allocation Schedule.

2.2   The Closing; Pre-Closing Operating Capital Adjustment.

(a)   Closing.   The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kilpatrick Stockton LLP located at 1100 Peachtree Street, Suite 2800, Atlanta, GA 30309-4530 at 10:00 a.m., Atlanta, Georgia time, four (4) Business Days following full satisfaction or due waiver of all of the closing conditions set forth in Article 3 hereof (other than those to be satisfied at the Closing) or on such other date as is mutually agreeable to Parent and the Company. The date and time of the Closing are herein referred to as the “Closing Date.”

(b)   Pre-Closing Operating Capital Adjustment.   At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent (i) a projected balance sheet of the Company as of the Closing Date (the “Projected Balance Sheet”) and (ii) a statement setting forth in reasonable detail the projected Operating Capital of the Company as of the Closing Date based upon the Projected Balance Sheet (the “Preliminary Closing Statement”). The Projected Balance Sheet and the Preliminary Closing Statement shall be prepared in good faith and in accordance with GAAP, consistently applied based upon prior practice, and the Preliminary Closing Statement shall include only those general ledger accounts set forth on Schedule 2.3. The difference between the projected Operating Capital set forth on the Preliminary

Closing Statement and $10,239,871 (the “Target Operating Capital”) shall be referred to herein as the “Pre-Closing Operating Capital Adjustment.” The Merger Consideration shall be, at Closing, (i) increased dollar for dollar by the amount, if any, by which the projected Operating Capital exceeds the Target Operating Capital, or (ii) decreased dollar for dollar by the amount, if any, by which the projected Operating Capital is less than the Target Operating Capital.

(c)   Closing Deliveries.   Subject to the terms and conditions set forth in this Agreement, the Parties shall consummate or cause to be consummated the following transactions on the Closing Date:

(i)    Parent shall deliver to the Exchange Agent by wire transfer of immediately available funds, for the benefit of the Securityholders, the Exchange Fund Amount;

(ii)   Parent shall cause the Exchange Agent to:

(A)   deliver to the Securityholders by wire transfer of immediately available funds, the amounts to be paid at Closing as set forth on the Final Allocation Schedule, subject to the provisions of Section 1.4;

(B)   pay the Transaction Expenses (to the extent not paid on or prior to the Closing Date) as set forth on Schedule 8.2 to the Persons entitled thereto;

(C)   deliver the Escrow Deposit and the CUNA Escrow Deposit by wire transfer of immediately available funds to the Escrow Account and the CUNA Escrow Account, respectively, to be held, invested, released and distributed by the Escrow Agent pursuant to the terms of the Escrow Agreement; and

(D)  deliver to the Representative the Representative Amount by wire transfer of immediately available funds to the Representative Fund as such account shall be designated in writing by the Representative.

(iii)  Parent and the Company shall make such other deliveries as are required by and in accordance with Article 3 hereof. Upon the wire transfer of the funds referred to in Section 2.2(c)(i), the Merger Consideration shall be paid, and shall be deemed paid, for purposes of consummating the Merger.

2.3   Post-Closing Adjustments to Merger Consideration.

(a)   Post-Closing Adjustment.   Following the Closing, the Merger Consideration shall (i) increase dollar for dollar by the amount, if any, by which the Company’s Operating Capital on the Closing Date, as determined pursuant to Section 2.3(c), exceeds the Operating Capital set forth on the Preliminary Closing Statement, or (ii) decrease dollar for dollar by the amount, if any, by which the Company’s Operating Capital on the Closing Date, as determined pursuant to Section 2.3(c), is less than the Operating Capital set forth on the Preliminary Closing Statement (any such adjustment is hereinafter referred to as the “Post-Closing Operating Capital Adjustment” as such amount is finally determined as provided herein). The Post-Closing Operating Capital Adjustment shall be paid in accordance with Section 2.3(d).

(b)   Closing Statement.   As soon as reasonably practicable, but in no event later than ninety (90) days after the Closing Date, Parent shall deliver to the Representative (i) an audited balance sheet of the Company as of the Closing Date audited by KPMG LLP (the “Closing Financial Statement”), (ii) a statement setting forth in reasonable detail the Operating Capital of the Company as of the Closing Date that shall include (x) only those general ledger accounts set forth on Schedule 2.3 and (y) (to the extent not included in (x)) an accrual for any Transaction Expenses of the Company (aa) that remain unpaid after the Effective Time through the preparation date of the Closing Financial Statement (excluding the amounts on Schedule 8.2) and (bb) that were not accrued on or otherwise reflected on the Preliminary Closing Statement (the “Closing Statement”), including a description in reasonable detail of all variations of the Operating Capital reflected on the Closing Statement from that reflected on the Preliminary Closing Statement and (iii) a calculation in reasonable detail of the amount of the Post-Closing Operating Capital Adjustment, if any, required pursuant to the provisions of Section 2.3(a) (the “Post-Closing Adjustment Calculation”); provided, however, that, notwithstanding anything set forth herein to the contrary, neither the Preliminary Closing Statement nor any of the Final Financial Documents shall include any Transaction Expenses that have been paid prior to the Effective Time or for which payment has been directed to be made by the Company pursuant to Section 8.2 out of the Exchange Fund. The Final Financial Documents shall be prepared in good faith in accordance with GAAP, consistently applied based upon prior practice prior to the Closing. The approval by the Shareholders of this Agreement and the Merger shall constitute confirmation of the Shareholders’ obligation to cooperate with the Company’s or Parent’s independent accountants, as reasonably requested by Parent, in Parent’s efforts to produce the Closing Financial Statements, including, but not limited to, making available to the Company’s or Parent’s independent accountants relevant information, records or documents relating to the Company for periods prior to the Closing Date.

(c)   Resolution of Disputes Regarding the Post-Closing Adjustments.   Parent and the Surviving Corporation shall deliver or make available to the Representative and the Securityholders’ independent accountants, to be chosen by, and at the direction of the Representative, the books and records of the Company and the relevant working papers of Parent’s independent accountants (with the prior consent of such accountants, which shall not be unreasonably withheld) for the purpose of verifying the Final Financial Documents. The Representative shall have a period of up to thirty (30) days after receipt of the Final Financial Documents to present in writing to Parent any objections thereto on behalf of the Securityholders, setting forth the specific item to which each such objection relates and the specific basis for each such objection (to the extent the information necessary to make a specific objection is reasonably available to the Representative). The Final Financial Documents shall be deemed to be acceptable to the Securityholders and shall become final and binding on the Parties, except to the extent that the Representative shall have made a written objection thereto within such thirty-day period. If the Representative shall raise any such objection within such thirty-day period, then the Representative and Parent shall attempt in good faith to resolve any dispute concerning the item(s) subject to such objection. Upon failure to resolve any such dispute within twenty (20) days of Parent’s receipt of the Representative’s written objections, the same shall be submitted to Deloitte & Touche (the “Independent Accounting Firm”). The Independent Accounting Firm shall be instructed to use its best efforts to render a decision as to all items in dispute within thirty (30) days of submission, and the parties to this Agreement agree to cooperate with each other and each other’s authorized representatives and with the Independent Accounting Firm in order that any and all items in dispute shall be resolved as soon as practicable. The determination of the Independent Accounting Firm concerning any item in dispute shall be final and binding on the parties without further right of appeal. The fees and expenses of the Independent Accounting Firm incurred in the resolution of such dispute shall be allocated between the Securityholders and Parent in the same proportion that the aggregate amount of the items unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of all disputed items submitted to the Independent Accounting Firm. The fees, if any, to be paid on the

Securityholders’ behalf, shall be paid out of the Representative Fund, and thereafter, severally and not jointly by the Securityholders (in accordance with the relative percentages set forth on the Escrow Allocation Schedule). No later than one hundred fifty (150) days after the Closing Date, any amounts in the Post-Closing Adjustment Fund that are not subject to a good faith dispute among the parties to this Agreement shall be paid to either Parent or the Securityholders, as applicable, and Parent and the Representative shall jointly instruct the Escrow Agent to release such undisputed amounts to Parent or to the Securityholders (in accordance with the relative percentages set forth on the Escrow Allocation Schedule), as applicable.

(d)   Payment of Post-Closing Adjustment.   Within five (5) Business Days after the Post-Closing Adjustment is determined as provided in Section 2.3(c), (i) in the event of an adjustment increasing the Merger Consideration, (x) the Representative and Parent shall jointly instruct the Escrow Agent to release to the Securityholders (in accordance with the respective percentages set forth on the Escrow Allocation Schedule) pursuant to the terms and conditions of the Escrow Agreement, the total amount of the Post-Closing Adjustment Fund from the Escrow Account by wire transfer of immediately available funds to an account or accounts of such Securityholders at one or more financial institutions in accordance with such instructions as the Securityholders may hereafter provide and (y) Parent shall cause to be paid to the Securityholders (in accordance with the relative percentages set forth on the Escrow Allocation Schedule) the amount by which the Post-Closing Operating Capital Adjustment exceeds the Post-Closing Adjustment Fund by wire transfer of immediately available funds to an account or accounts of such Securityholders at one or more financial institutions in accordance with such instructions as the Securityholders may hereafter provide; and (ii) in the event of an adjustment decreasing the Merger Consideration, the Representative and Parent shall jointly instruct the Escrow Agent to release to Parent, in accordance with the terms of the Escrow Agreement, the total amount of the Post-Closing Operating Capital Adjustment from the Post-Closing Adjustment Fund by wire transfer of immediately available funds in accordance with such instructions. If a balance remains in the Post-Closing Adjustment Fund after payment to Parent pursuant to this Section 2.3(d), then concurrently with such payment to Parent, the Representative and Parent shall jointly instruct the Escrow Agent to, and the Escrow Agent shall, release to the Securityholders in accordance with the respective percentages set forth on the Escrow Allocation Schedule such balance by wire transfer of immediately available funds to an account or accounts of such Securityholders at one or more financial institutions in accordance with such instructions as the Securityholders may hereafter provide.

2.4   Closing of Transfer Books.   At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates formerly representing Shares or Company Options or the right to acquire Shares or Company Options effective at the Closing are presented to Parent or the Surviving Corporation, they shall be cancelled and exchanged for the right to receive a portion of the Merger Consideration in accordance with Section 2.1.

ARTICLE 3

CONDITIONS TO CLOSING

3.1   Conditions to Parent’s and the Merger Sub’s Obligations.   The obligations of Parent and the Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver in writing by Parent, of the following conditions as of the Closing Date:

(a)   The representations and warranties of the Company set forth in Article 4 hereof shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects at and as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects at and as of the Closing Date, except, in both instances, to the extent such representations and warranties expressly relate to an earlier date or time (in which case such representations and warranties shall be true and correct in all respects, or in all material respects, as appropriate, on and as of such earlier date);

(b)   The Company shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)   All third-party consents that are set forth on Schedule 3.1(c) shall have been obtained;

(d)   The applicable waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) shall have expired or been terminated, and all other material governmental filings, consents, authorizations and approvals that are required for the consummation of the transactions contemplated hereby shall have been made and obtained;

(e)   No action or proceeding before any court or governmental body shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or affect in a material adverse way the right of Parent to operate the businesses and control the Surviving Corporation following the Closing;

(f)    Since the date of the Latest Balance Sheet, there shall have been no Material Adverse Effect;

(g)   The Company shall have delivered to Parent each of the following:

(i)    a certificate of the Company, dated the Closing Date, stating that the conditions specified in subsections (a), (b), (c), (e) and (f) hereof, as they relate to the Company have been satisfied;

(ii)   copies of the third party and governmental consents required by subsections (c) and (d) above;

(iii)  all minute books, stock books, ledgers and registers, corporate seals and other corporate records relating to the organization, ownership and maintenance of the Company; provided, that such delivery will be deemed to have occurred if such records are located at the office of the Company;

(iv)  a certified copy of the Company Articles of Incorporation, dated within three (3) days of the Closing, and a certificate of the Secretary of the Company, dated as of the Closing Date, certifying that the Articles of Incorporation have not been further amended or modified in any respect;

(v)    an opinion of Taylor, Porter, Brooks & Phillips, LLP, legal counsel to the Company, dated as of the Closing Date, in the form attached as Exhibit 3.1(g)(v);

(vi)  an opinion of separate legal counsel to the APPRO Systems, Inc. Employee Stock Ownership Plan (the “ESOP”) that the procedures followed by the trustee of the ESOP in determining how to vote the shares of Common Stock held in the ESOP, and the voting of such shares, were in compliance with all applicable laws;

(vii) a copy of an opinion, addressed to the trustee of the ESOP, opining that the consideration to be received by the ESOP and its beneficiaries in the Merger is fair to them from a financial point of view;

(viii)     a Certificate of Good Standing of the Company issued by the Louisiana Secretary of State, dated within three (3) days of the Closing;

(ix)  certified resolutions of the Board of Directors of the Company which:

(A)   provide, contingent upon the occurrence of the Closing, pursuant to Section 5.6(c) of the APPRO Systems, Inc. Stock Option Plan, that all Company Options outstanding as of the Closing shall be converted and therefore be deemed automatically canceled and determine that the Company Option Consideration is the “Change in Control Value” (as such term is defined in the APPRO Systems, Inc. Stock Option Plan and in accordance with Section 1.2(d) above);

(B)   provide for the termination of the APPRO Systems, Inc. 401(k) Plan as of a date prior to the Closing Date; and

(C)   provide for the amendment of the ESOP so that, effective immediately after the Effective Time, the ESOP is a profit-sharing plan and is no longer an employee stock ownership plan and terminate the ESOP as of the Closing Date;

(x)    certified resolutions of the Board of Directors and shareholders of the Company authorizing the execution, delivery and performance of this Agreement;

(xi)  evidence reasonably satisfactory to Parent that a separate 401(k) plan has been established to cover employees of LCCS and that the accounts of such employees in the APPRO Systems, Inc. 401(k) Plan have been transferred to such separate plan effective as of a date prior to the Closing Date; and

(xii) such other documents or instruments as Parent may reasonably request to effect the transactions contemplated hereby and to evidence satisfaction of the conditions contained in this Section 3.1.

(h)   The Company, the Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement;

(i)    All outstanding Company Options shall have been exercised or, if not exercised or if exercised and not yet paid, canceled as contemplated by this Agreement; and

(j)    This Agreement and the Merger shall have been approved by at least eighty percent (80%) of the total voting power of the shareholders of the Company entitled to vote upon the Merger and this Agreement.

3.2   Conditions to the Company’s Obligations.   The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

(a)   The representations and warranties set forth in Article 5 hereof shall be true and correct in all respects at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date);

(b)   Parent and the Merger Sub shall have performed in all material respects all the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing, including, but not limited to delivery at the Closing of the Merger Consideration as required herein;

(c)   All third-party consents which are set forth on Schedule 3.2(c) shall have been obtained;

(d)   The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated, and all other material governmental filings, consents, authorizations and approvals that are required for the consummation of the transactions contemplated hereby shall have been made and obtained;

(e)   No action or proceeding before any court or government body shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded following Closing;

(f)    Parent shall have delivered to the Company certified copies of the resolutions duly adopted by Parent’s and the Merger Sub’s boards of directors authorizing the execution, delivery and performance of this Agreement;

(g)   Parent shall have delivered to the Company a certificate, dated the Closing Date, stating that the preconditions specified in subsections (a), (b), (c), (e) and (f) hereof, as they relate to Parent and/or the Merger Sub, have been satisfied;

(h)   Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement to the Company;

(i)    The Company shall have received an opinion from Kilpatrick Stockton LLP, counsel to Parent and the Merger Sub, in form and substance as set forth on Exhibit 3.2(i) attached hereto, addressed to the Company and the Securityholders, and dated as of the Closing Date; and

(j)    This Agreement and the Merger shall have been approved by at least eighty percent (80%) of the total voting power of the shareholders of the Company entitled to vote upon the Merger and this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth and identified in the disclosure schedule attached hereto, as amended or supplemented from time to time by the Company prior to the Closing Date by the Company’s delivery of amendments or supplements to Parent (the “Disclosure Schedule”), the Company represents and warrants to Parent and the Merger Sub as follows:

4.1   Organization and Corporate Power.   The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Louisiana. The Company has all requisite corporate power and authority to own and operate its properties and to carry on its businesses as now conducted. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect.

4.2   Subsidiaries.   The Company has no Subsidiaries.

4.3   Corporate Power; Authority.   The Company has the requisite corporate power and authority to execute and deliver this Agreement, and subject to the approval of this Agreement and the approval and adoption of the plan of merger contemplated by this Agreement by the requisite vote of the holders of the Common Stock and Preferred Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions so contemplated hereby have been duly approved by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the filing and recordation of the appropriate merger documents as required by the LBCL). This Agreement has been duly executed and delivered by and, assuming the due authorization, execution and delivery thereof by Parent and the Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization and other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

4.4   Consents and Approvals; No Breaches.   Except for filings, permits, authorizations, consents and approvals as may be required under the HSR Act, the filing of a Certificate of Merger and any required related certificates under the LBCL, and the other matters referred to in Item 4.4 of the Disclosure Schedule, assuming the accuracy of the representations and warranties set forth in Article V, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not (a) conflict with or result in the breach of any provision of the Company Articles of Incorporation or the Company Bylaws; (b) require any material authorization, consent, filing, approval, exemption or other material action by or material notice to any court or other administrative or governmental body; (c) constitute a breach or default under or result in a violation of or give any third party the right to modify, terminate or accelerate any obligation under any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which the Company is a party or by which it is bound; or (d) result in a material violation of any law, statute, rule or regulation or order, judgment or decree to which the Company or its respective properties are subject.

4.5   Capital Stock.   The authorized number of shares of capital stock of the Company consists of 10,000,000 shares of Common Stock, no par value per share, and 1,895,266 shares of Series A Convertible Redeemable Preferred Stock, $0.01 par value per share. As of the date of this Agreement, (i) 1,367,050.15 shares of Common Stock are issued and outstanding and are owned of record by the Shareholders in the amounts as set forth on Item 4.5 of the Disclosure Schedule; (ii) 8,099.85 shares of Common Stock are held as treasury stock of the Company; (iii) 167,700 shares of Common Stock are reserved for issuance upon the exercise of Company Options in the amounts and to the holders set forth on Item 4.5 of the Disclosure Schedule; and (iv) 1,053,560 shares of Preferred Stock are issued and outstanding and are owned of record by the Shareholders in the amounts as set forth on Item 4.5 of the Disclosure Schedule. Except as set forth on Item 4.5 of the Disclosure Schedule, all of the outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Each share of Preferred Stock is convertible into 1.63206 shares of Common Stock. Except as set forth on Item 4.5 of the Disclosure Schedule, the Company has no other capital stock, equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except as set forth on Item 4.5 of the Disclosure Schedule, there are no agreements or other obligations which require the Company to repurchase or otherwise acquire any shares of the Company’s capital stock or other equity securities. All of the issued and outstanding Shares and all other capital or other securities previously issued and outstanding of the Company, any Subsidiary thereof or any of their respective predecessors, were offered, issued and sold in accordance with all applicable securities laws. To the Company’s Knowledge, there are no agreements among other Persons, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or (“drag-along” rights) of any securities of the Company other than the Principal Shareholders Agreement or as otherwise set forth on Item 4.5 of the Disclosure Schedule.

4.6   Financial Statements.   Item 4.6 of the Disclosure Schedule contain the following attachments: (a) the Company’s unaudited balance sheet as of September 30, 2004, the (“Latest Balance Sheet”) and the related statements of operations and cash flows for the nine (9) months then ended (together with the Latest Balance Sheet, the “Most Recent Financial Statements”) and (b) the Company’s audited balance sheets and related statements of operations, shareholders’ deficit and cash flows for the years ended December 31, 2003 and 2002 (the “Audited Financial Statements”), and together with the Most Recent Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP consistently applied during the periods presented and present fairly in all material respects the financial condition of the Company and results of its operations as of the dates and for the periods referred to therein; provided, however, that the Most Recent Financial Statements are subject to normal, recurring year-end adjustments, as set forth on Item 4.6 of the Disclosure Schedule, and any other adjustments reflected therein, and do not contain footnotes and other presentation items. The Company has never been required to file any forms, notifications or reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, which it has not so filed.

4.7   Absence of Certain Developments.   Since the date of the Latest Balance Sheet, there has not been any Material Adverse Effect. Except (i) for the transactions and other actions contemplated by this Agreement; (ii) for liabilities incurred in connection with or as a result of this Agreement; or (iii) as set forth on Item 4.7 of the Disclosure Schedule, since the date of the Latest Balance Sheet, the Company has not:

(a)   borrowed any amount or incurred or become subject to any material liabilities, except liabilities incurred in the ordinary course of business, liabilities under contracts entered into in the ordinary course of business and borrowings from banks (or similar financial institutions) necessary to meet ordinary course working capital requirements;

(b)   mortgaged, pledged or subjected to any Lien (other than a Permitted Lien) any material portion of its assets;

(c)   sold, assigned or transferred any material portion of its tangible assets, except in the ordinary course of business, or cancelled without fair consideration any material debts or claims owing to or held by it;

(d)   sold, assigned or transferred any material trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property, except in the ordinary course of business;

(e)   suffered any theft, damage, destruction or casualty loss in excess of $100,000 to its assets (whether or not covered by insurance) or suffered any other extraordinary losses or waived any rights of material value or suffered any substantial destruction of books and records;

(f)    issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities (except for shares of Common Stock that may be issued upon exercise of the Company Options listed on Item 4.5 of the Disclosure Schedule on or before the Closing Date);

(g)   made, or agreed to make, any material capital expenditures outside of the ordinary course of business;

(h)   except in the ordinary course of business, made any increase in or established any bonus, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards) or any other increase in the compensation payable or to become payable to any of its shareholders, directors, officers or key employees;

(i)    made any loan to, or engaged in any other transaction with, any of its directors, officers and employees, other than for the advance or reimbursement of business expenses in accordance with Company policy and historical practice;

(j)    made any material change in its accounting methods;

(k)   suffered any change in its assets, liabilities, licenses, permits or franchises, or in any agreement to which it is a party or is bound, which has had or would have a Material Adverse Effect;

(l)    made or had authorized any change to the Company Articles of Incorporation or the Company Bylaws;

(m)  declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock;

(n)   entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(o)   made any loans or advances to, guarantees for the benefit of or any investments in, any Person (other than advances to directors, officers and employees of the Company in the ordinary course of business consistent with past practice); or

(p)   committed to do any of the foregoing.

4.8   Title to Properties; Assets.

(a)   Except as set forth on Item 4.8(a) of the Disclosure Schedule, the Company has good and marketable title to all of the personal property shown on the Latest Balance Sheet free and clear of all Liens except for Permitted Liens. The Company does not own any real property.

(b)   The real property subject to the leases listed on Item 4.8(b) of the Disclosure Schedule constitutes all of the real property leased by the Company. The leases listed on Item 4.8(b) of the Disclosure Schedule are in full force and effect and the Company holds a valid and existing leasehold interest under each of the leases for the term set forth on Item 4.8(b) of the Disclosure Schedule. The Company has delivered to Parent complete and accurate copies of each of the leases listed on Item 4.8(b) of the Disclosure Schedule, and none of such leases have been modified in any material respect, except to the extent that such modifications are set forth in the copies of such leases delivered to Parent. The Company is not in default in any material respect under any of such leases. The Company has not received written notice that the lessor of any of such leases intends to cancel, suspend or terminate such lease or to exercise or not exercise any option thereunder.

(c)   The equipment and personal properties set forth on the Latest Balance Sheet are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. The Company owns or leases under valid leases all buildings, machinery, equipment and other tangible assets necessary for the reasonable conduct of its business as currently conducted.

4.9   Tax Matters.   Except as provided on Item 4.9 of the Disclosure Schedule:

(a)   The Company has filed all Federal Income Tax Returns and all other material Tax Returns required to be filed by it, and all such Tax Returns were, as of such filing, complete and correct in all material respects. The Company has paid all Taxes shown to be due on such Tax Returns and all material Taxes for which no return was required to be filed.

(b)   No written claim has ever been made by any Tax Authority in a jurisdiction where the Company did not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)   There is no action, suit, proceeding, investigation, audit or claim now pending or, to the Company’s Knowledge, proposed or threatened against the Company in respect of any Tax.

(d)   There are no liens for Taxes upon the Company or any of its properties or assets except statutory liens for current Taxes not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings. All Taxes that are required to be withheld or collected by the Company from their respective employees have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable laws.

(e)   The Company has not waived any statute of limitations in respect of Taxes of the Company for any taxable period that is still open or agreed to any extension of time with respect to a Tax assessment or deficiency of the Company that is still pending other than by filing Tax Returns pursuant to valid automatic extensions of the required filing date.

(f)    The Company (i) has not filed a consent under former Code Section 341(f) concerning collapsible corporations, (ii) is not a party to any Tax allocation or sharing agreement between the Company, on the one hand, and another Person with which it files a consolidated Tax Return for Federal Income Taxes, on the other hand, (iii) is not or has not been a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and (iv) to the Company’s Knowledge, has not participated in a “reportable transaction” as defined under Treasury Regulation section 1.6011-4(b), as modified by Rev. Proc. 2004-65, Rev. Proc. 2004-66, Rev. Proc. 2004-67 and Rev. Proc. 2004-68.

4.10 Contracts and Commitments.

(a)   Except as set forth on Item 4.10 of the Disclosure Schedule, stated as of the date of this Agreement and again as of the Closing Date, the Company is not a party to any: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement, severance or other form of deferred compensation plan or agreement, other than as described in Section 4.14 of this Agreement or the items of the Disclosure Schedule relating thereto; (iii) stock purchase, stock option or similar plan; (iv) contract for the employment or retention of or for providing severance or non-compete related payments to any officer, individual employee or other person on a full-time or consulting basis or for providing any compensation in connection with the sale of the Company; (v) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on the assets of the Company or letter of credit or surety bond arrangements; (vi) guaranty of any obligation for borrowed money or otherwise or other material guaranty; (vii) lease or agreement under which it is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $50,000; (viii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $50,000; (ix) contract or group of related contracts with the same party or, to the Company’s Knowledge, group of related parties for the purchase of products or services, under which the undelivered balance of such products or services is in excess of $50,000 annually; (x) contract or group of related contracts with the same party or, to the Company’s Knowledge, group of related parties for the sale of products or services under which the undelivered balance of such products or services is in excess of $50,000 annually; (xi) contracts prohibiting the Company from freely engaging in business anywhere in the United States; (xii) sales, distributor or franchise agreements under which annual payments made or received by the Company in fiscal 2004 are expected to exceed $50,000; (xiii) material contracts relating to the marketing, sale, advertising or promotion of its products or services; (xiv) agreements with any supplier or customer under which the Company is obligated to indemnify such supplier or customer against liability claims; (xv) agreements relating to ownership of or investments in any business or enterprise, including investments in joint ventures and minority equity investments; (xvi) settlement, conciliation or similar agreements; (xvii) agreements with respect to the lending or investing of funds; or (xviii) other contract or agreement, whether or not made in the ordinary course of business, which is material to the Company or the absence of which would reasonably be expected to have a Material Adverse Effect.

(b)   True and correct copies of all written contracts which are referred to on Item 4.10 of the Disclosure Schedule, together with all material amendments, waivers or other changes thereto have been made available to Parent. Each oral contract of the type that would be required to be disclosed in Section 4.10(a) above is described on Item 4.10 of the Disclosure Schedule. The Company has provided Parent with complete and accurate copies of the Company Articles of Incorporation and the Company Bylaws.

(c)   All of the contracts, agreements and instruments set forth on Item 4.10 of the Disclosure Schedule are, to the Company’s Knowledge, valid, binding and enforceable in accordance with their respective terms as against the counterparties thereto, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and as limited by general principles of equity that restrict the availability of equitable remedies. The Company has performed all obligations required to be performed by it and is not in material default under any contract, agreement or instrument set forth on Item 4.10 of the Disclosure Schedule. No event has occurred which with the passage of time or the giving of notice or both would reasonably be expected to result in a material default, breach or event of noncompliance by the Company or, to the Company’s Knowledge, any other party under any such contract, agreement or instrument. Except as set forth on Item 4.10 of the Disclosure Schedule, (i) the Company has not received written notice of the intention of any party to cancel or terminate any contract, agreement or instrument required to be set forth on Item 4.10 of the Disclosure Schedule; and (ii) to the Company’s Knowledge, there has not been any breach or anticipated breach by the other parties to any such contract, agreement or instrument.

4.11 Intellectual Property; Software.

(a)   Item 4.11 of the Disclosure Schedule sets forth a complete and accurate list of all material intellectual property rights, including all Proprietary Technology (as defined below) (other than for processes, trade secrets and know-how), patents, patent applications, trademarks, trademark applications, trade names and service marks, service mark applications, copyrights and copyright applications, and licenses (collectively, “Intellectual Property Rights”) necessary for the conduct of the Company’s business as presently conducted and as proposed to be conducted by the Company as of the date hereof (collectively, the “Company Intellectual Property Rights”), together with a complete list of all licenses granted by or to the Company with respect to any of the above. As used in this Agreement, “Proprietary Technology” means all source and object code, algorithms, architecture, structure, display screens, layouts, processes, inventions, trade secrets, know-how, development tools and other proprietary rights owned by the Company and pertaining to any product or service manufactured, marketed or sold, or to the Knowledge of the Company proposed to be marketed or sold (as the case may be), by the Company, and all documentation and media constituting, the above.

(b)   Prior to the date hereof, the Company has delivered to Parent correct and complete copies of all trademarks, trademark applications, patents, patent applications, copyrights and copyright applications evidencing the Intellectual Property Rights owned by the Company and set forth on Item 4.11 of the Disclosure Schedule. The Company is the owner of, or is licensed to use by a Person which, to the Company’s Knowledge, has legally enforceable rights to license, all of the Intellectual Property Rights employed in the operation of or otherwise material to its business as now conducted and as proposed as of the date hereof to be conducted by the Company. Except as set forth on Item 4.11 of the Disclosure Schedule, the Company has made all filings and recordations reasonably required and permitted to protect and maintain its interest in its Intellectual Property Rights material to its business as now conducted and as proposed as of the date hereof to be conducted by the Company.

(c)   The operation of the Company’s business as now conducted or as proposed to be conducted by the Company as of the date hereof does not infringe any Intellectual Property Rights of any Person. There are no agreements, understandings, instruments, contracts, judgments, orders, writs or decrees to which the Company is a party, or by which its assets are bound, which involve indemnification by the Company with respect to infringements or other violations of any Intellectual Property Rights other than those contained in license and distribution agreements entered into in the ordinary course of business by the Company, or as otherwise set forth on Item 4.11 of the Disclosure Schedule.

(d)   The Company has not received any communications alleging that it has violated or, by conducting its business as proposed as of the date hereof to be conducted by the Company, would violate any of the Intellectual Property Rights of any Person, nor, to the Company’s Knowledge, is there any basis for the foregoing.

(e)   To the Company’s Knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any Person, including any employee, former employee, independent contractor or consultant of the Company or any Subsidiary thereof. The Company has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of the Intellectual Property Rights owned by it. All officers, directors, employees and consultants of the Company developing any Intellectual Property Rights owned or used by the Company have executed and delivered an agreement regarding the protection of the proprietary information of the Company, and a license or assignment to the Company of all Intellectual Property Rights arising from the services performed by such persons to the extent not already provided for under applicable law. The Company has not received any written notice that any current or prior officer, employee, or consultant of the Company claims or has a right to claim an ownership interest in any Company Intellectual Property Rights as a result of having been involved in the development or licensing of any such Company Intellectual Property Rights while employed by or consulting to the Company.

4.12 No Undisclosed Liabilities.   The Company has no debt, liability or obligation, including any liability or obligation on account of taxes or any governmental charge or penalty, interest or fine that would be required by GAAP to be reflected on its balance sheet, except (i) as set forth on Item 4.12 of the Disclosure Schedule; (ii) for debts, liabilities and obligations incurred in the ordinary course of business after the date of the Latest Balance Sheet; (iii) for liabilities reflected on the Latest Balance Sheet, and (iv) for those debts, liabilities or obligations incurred as a result of the transactions contemplated hereby. Notwithstanding the foregoing, no liability shall constitute a breach of this Section 4.12 if such liability is the subject of or is covered by another Section within this Article 4 (e.g., litigation that is the subject of and is covered by Section 4.13) and the existence of such liability does not constitute a breach of such other Section.

4.13 Litigation.   Except as set forth on Item 4.13 of the Disclosure Schedule, there is no claim, litigation, action, suit, order, judgment, investigation or proceeding pending or, to the Company’s Knowledge, threatened against the Company (or against any of their respective officers, directors, agents or employees (in each case, in their capacity as such)), at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. Except as set forth on Item 4.13 of the Disclosure Schedule, the Company is not subject to any outstanding injunction, judgment, order or decree of any court, arbiter or governmental body that would reasonably be expected to prevent or delay the consummation of the Merger.

4.14 Employee Benefit Plans.

(a)   Except as set forth on Item 4.14 of the Disclosure Schedule, since the date of the Most Recent Financial Statements, there has not been any adoption or amendment in any material respect by the Company of any “employee benefit plans” within the meaning of Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to which the Company or any Subsidiary thereof contributes or any other practices, commitments, arrangements and agreements pursuant to which the Company or any Subsidiary thereof provides, directly or indirectly, any compensation or benefits for employees or former employees, directors, consultants, independent contractors, or leased employees of Company or any Subsidiary thereof or their dependents (excluding payroll practices and plans, agreements and arrangements that are mandated by law) (collectively, the “Plans”). Except as set forth on Item 4.14 of the Disclosure Schedule, there exist no employment, consulting, severance, termination agreements, rabbi trust, or other compensation arrangements between the Company and any current or former employee, officer or director of the Company (collectively, “Compensation Agreements”).

(b)   Item 4.14 of the Disclosure Schedule contains a list of all Plans maintained, or contributed to, by the Company for the benefit of any current or former employees, officers or directors of the Company or any of its Subsidiaries. The Company has delivered to Parent correct and complete copies of (i) each Plan (or, in the case of any unwritten Plans, descriptions thereof) and all amendments thereto, (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Plan (if any such report was required), (iii) the most recent summary plan description for each Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Plan, (v) all documentation of nondiscrimination testing that has been prepared for or with respect to a Plan for which such testing is required, including average deferral percentage testing, average contribution percentage testing, and Code Section 410(b) coverage testing completed for the most recent plan year, and (vi) each Compensation Agreement (or in the case of any unwritten Compensation Agreements, descriptions thereof) and all amendments.

(c)   Except as set forth on Item 4.14 of the Disclosure Schedule, (i) all Plans intended to qualify under Section 401(a) of the Code (each, a “Pension Plan”) have received determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified under Section 401(a) of the Code, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened, or (ii) the Company has filed an application for a determination with the Internal Revenue Service for such Pension Plan, which is being operated in material compliance with applicable law. Except as set forth on Item 4.14 of the Disclosure Schedule, no facts or circumstances exist that could adversely affect the qualified status of any Pension Plan. There is no material pending or, to the Company’s Knowledge, threatened litigation or governmental investigation relating to any of the Plans or the Compensation Agreements.

(d)   No Plan is subject to Title IV of ERISA. Each Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms and all applicable laws, including ERISA and the Code. To the Company’s Knowledge, (i) the Company has no liability for a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975(c)(1) of the Code) for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, (ii) the Company has not participated in a violation of Part 4 of Title I, Subtitle B of ERISA by a plan fiduciary of any Plan, and (iii) no fiduciary of any Plan is subject to any unpaid civil penalty under 502(l) of ERISA.

(e)   With respect to any Plan that is an employee welfare benefit plan as defined in Section 3(1) of ERISA, except as set forth on Item 4.14 of the Disclosure Schedule, (i) no such Plan is funded, (ii) each such Plan that is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, has complied in all material respects with the applicable requirements of Section 4980B(f) of the Code and (iii) each such Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability (other than the payment of benefits that are accrued and payable as of the date of such amendment or termination) to the Company or any of its Subsidiaries at any time. There has been no written or, to the Company’s Knowledge, oral communication to employees by the Company that would reasonably be expected to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(f)    Except as set forth on Item 4.14 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (x) entitle any employees of the Company to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Plans or the Compensation Agreements or (z) result in any material breach or violation of, or a default under, any of the Plans or the Compensation Agreements.

(g)   Except as set forth on Item 4.14 of the Disclosure Schedule, each Employee Benefit Plan may be amended, revised or terminated by the Company in its sole discretion.

(h)   Except as set forth on Item 4.14 of the Disclosure Schedule, all contributions or premiums required to be paid on or before the Closing Date by the Company or any Subsidiary under the terms of each Employee Benefit Plan have been made in a timely fashion in accordance with the time periods prescribed by ERISA, the Code and the terms of the Employee Benefit Plan, or are shown as a liability on the Financial Statements.

4.15 Insurance.   Item 4.15 of the Disclosure Schedule lists each material insurance policy maintained by the Company (the “Insurance Policies”). To the Company’s Knowledge, all of the Insurance Policies are in full force and effect and the Company is not in default with respect to its obligations under any of such insurance policies. Item 4.15 of the Disclosure Schedule describes any self-insurance, co-insurance or similar arrangements affecting the Company. Except as set forth on Item 4.15 of the Disclosure Schedule there are no outstanding unpaid premiums or claims, and there are no provisions for retroactive or retrospective premium adjustments. The Company has not been refused or denied insurance coverage. No written notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, any such policy has been received by the Company.

4.16 Labor Relations Matters.

(a)   The Company is not a party to, nor is it bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving the Company pending or, to the Company’s Knowledge, threatened, nor, to the Company’s Knowledge, is there any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(b)   To the Company’s Knowledge, the Company has not been, within the last three (3) years, the subject of, or involved in, any investigation, complaint or proceeding by the United States Department of Labor, the Office of Federal Contract Compliance, the Equal Employment Opportunity Commission or any similar federal, state or local body dealing with any employment policies and practices of the Company or any Person currently employed by it. The Company is not liable for the payment of any compensation, damages, fines, penalties, or other amounts, however designated, for failure to comply with any of such laws. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions or bonuses earned to the date hereof or any material amounts required to be reimbursed to such employees.

(c)   Item 4.16 of the Disclosure Schedule sets forth a complete and correct list of all current employee manuals and all material written employment policies and procedures of the Company, correct and complete copies of which have been provided to or made available to Parent.

4.17 Compliance with Laws; Permits and Approvals.   The Company has substantially complied and is in substantial compliance with all material laws, rules, regulations, orders, judgments and decrees of foreign, federal, state and local governments and all agencies thereof applicable to the Company or by which any of their respective assets or properties are bound. The Company has all material governmental licenses, franchises, permits, approvals, authorizations, exemptions, certificates and registrations necessary to carry on its business as currently conducted (“Licenses”). No loss or expiration of any License is pending or, to the Company’s Knowledge, threatened (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof. Item 4.17 of the Disclosure Schedule contains a complete listing of all material Licenses owned or possessed by the Company or used by the Company in the conduct of its business.

4.18 Environmental Compliance and Conditions.

(a)   Except as set forth on Item 4.18 of the Disclosure Schedule, to the Company’s Knowledge, the Company has obtained and possesses all permits, licenses and other authorizations required by the Company under federal, state and local laws and regulations concerning public health and safety, worker health and safety, and pollution or protection of the environment in effect on or prior to the Closing Date applicable to the Company and its operations, including all such laws and regulations relating to the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste (“Environmental and Safety Requirements”).

(b)   To the Company’s Knowledge, the Company is in compliance with all Environmental and Safety Requirements or any written notice or demand letter issued, entered, promulgated or approved thereunder, except where the failure to comply would not have a Material Adverse Effect.

(c)   No hazardous substance has been disposed of, spilled, leaked or otherwise released (“Releases”) on or under any of the real properties leased by the Company, except where such Releases are in material compliance with Environmental and Safety Requirements.

(d)   The Company has not received any written notice of violations or liabilities arising under Environmental and Safety Requirements, including any investigatory, remedial or corrective obligation, relating to the Company or its facilities and arising under Environmental and Safety Requirements.

(e)   Without limiting the generality of the foregoing, to the Company’s Knowledge, no facts, events, or conditions relating to the past or present properties, facilities or operations of the Company shall give rise to any material corrective, investigatory or remedial obligations pursuant to Environmental and Safety Requirements, or give rise to any other material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including those liabilities relating to onsite or offsite Releases or threatened Releases of hazardous materials, substances or wastes, personal injury, property damage or natural resource damage.

4.19 Compensation and Related Employee Matters.

(a)   Item 4.19 of the Disclosure Schedule contains a complete and accurate list of (i) all directors, officers and employees of the Company as of December 31, 2004, including each employee on leave of absence or layoff status, specifying their names, primary work locations and job designations, the total amount paid or payable as compensation to each such person, and the basis of such compensation, whether fixed or commission or a combination thereof, as of December 31, 2004 and (ii) all independent contractors and consultants of the Company as of December 31, 2004.

(b)   To the Company’s Knowledge, except as set forth on Item 4.19 of the Disclosure Schedule, no employee of the Company is subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar agreements with persons other than the Company affecting or in conflict with the present business activities of the Company.

4.20 Records.

(a)   Except as set forth on Item 4.20 of the Disclosure Schedule, (i) the minutes and other similar records of meetings or consent actions of the shareholders and the board of directors (and committees thereof) provided or made available by the Company to Parent contain all records of meetings and consent actions taken in lieu thereof by such shareholders and such directors (and committees of the board of directors), and show all material corporate actions taken by such shareholders and such directors, and any committees thereof, for the Company and (ii) the share transfer records of the Company provided to Parent reflect all issuances, transfers of record and redemptions of the capital stock of the Company.

(b)   The books, records and accounts of the Company are stated in reasonable detail and are accurate and complete in all material respects and have been maintained in accordance with good business practices on a basis consistent with prior years. The books and records of the Company are consistent in all material respects with the Financial Statements.

4.21 Receivables.   All of the trade receivables and notes receivable that are reflected in the Latest Balance Sheet or on the accounting records of the Company as of the Closing Date, represent or will represent obligations arising from bona fide transactions in the ordinary course of business of the Company. To the Company’s Knowledge, such receivables are, or will be as of the Closing Date, collectible, except (a) to the extent of (i) the normal allowance for doubtful accounts with respect to accounts receivable, and (ii) the normal reserve for customer credits and allowances, in each case consistent with prior practices of the Company and as reflected on the Latest Balance Sheet and (b) as set forth on Item 4.21 of the Disclosure Schedule.

4.22 Affiliated Transactions.   Except as set forth on Item 4.22 of the Disclosure Schedule, to the Company’s Knowledge, no shareholder, officer, director, employee or Affiliate of the Company or any entity in which any such Person or individual owns any beneficial equity interest (other than beneficial ownership of less than 5% of the outstanding equity interest in a publicly held entity) has been involved in any business arrangement or relationship with the Company or is a party to any agreement, contract or arrangement with the Company or which pertains to the business of the Company or owns or has any interest in any asset, tangible or intangible, used by the Company.

4.23 Interest in Customers, Suppliers and Competitors.   To the Company’s Knowledge, except as set forth on Item 4.23 of the Disclosure Schedule, no officer, director or shareholder or of the Company and no spouse, parent, sibling or lineal descendent of any of the foregoing, has any direct or indirect material interest in any material customer, supplier or competitor of the Company, or in any Person from whom or to whom the Company leases any real or personal property, or in any other Person with whom the Company is doing business, directly or indirectly (including as a debtor or creditor), whether in existence as of the Closing Date or proposed, other than the ownership of stock of publicly trade corporations and other entities.

4.24 Brokerage.   Except for the fees and expenses of Stephens, Inc., there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

4.25 Voting Requirements.   The affirmative vote of the holders of a majority of the voting power present and entitled to vote or a written consent signed by the holders of a majority of the Company’s voting power, and the affirmative vote of a majority of the holders of the outstanding shares of Preferred Stock (the “Requisite Shareholder Approval”), voting as a single class, or a written consent by a majority of the holders of the outstanding shares of Preferred Stock, to approve this Agreement, the Merger and the other transactions contemplated by this Agreement, is the only vote or written consent of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement, the Merger, and the other transactions contemplated by this Agreement.

4.26 Bank Accounts.   Item 4.26 of the Disclosure Schedule contains a list of each bank or other financial institution in which the Company has an account, safe deposit box or lock box arrangement, the identifying numbers or symbols of each such account, box or arrangement, and the name of each Person authorized to draw thereon or to have access thereto.

4.27 Disclosure.   Neither this Agreement, the Disclosure Schedule (including the Financial Statements), any Supplemental Disclosure Schedule(s) nor the certificate to be delivered by the Company at Closing pursuant to Section 3.1(g)(i) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, viewed as a whole, in light of the circumstances under which they were made, not misleading.

4.28 Absence of Other Warranties.   Except as and to the extent expressly set forth in this Agreement, the Company does not make any representation or warranty whatsoever, and disclaims any liability and responsibility for any statement or information not contained in this Agreement, the Disclosure Schedule, any Supplemental Disclosure Schedule(s) and the certificate to be delivered by the Company at Closing pursuant to Section 3.1(g)(i).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT
AND THE MERGER SUB

Except as set forth in the disclosure schedule prepared by Parent attached hereto (the “Parent Schedule”) Parent and the Merger Sub, jointly and severally, represent and warrant to the Company and in favor of the Securityholders that:

5.1   Organization and Corporate Power.   Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, with all requisite corporate power and corporate authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The Merger Sub is a corporation duly organized and validly existing under the laws of the State of Louisiana, with full corporate power and corporate authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

5.2   Authorization.   The execution and delivery of this Agreement and the consummation of the transactions completed hereby have been duly approved by the respective Boards of Directors of Parent and the Merger Sub and no other corporate proceedings on the part of Parent and the Merger Sub are necessary to consummate the transactions so contemplated (other than, with respect to the Merger, the filing and recordation of the appropriate merger documents as required by the LBCL). No vote or consent of the shareholders of Parent is required to approve this Agreement, the Merger or the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent and the Merger Sub and, assuming the due authorization, execution and delivery thereof by the Company, constitutes a valid and binding obligation of each of Parent and the Merger Sub, enforceable against such parties in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization and other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

5.3   No Violation.   Neither Parent nor the Merger Sub is subject to or obligated under its articles of incorporation, its bylaws, any applicable law, or rule or regulation of any governmental authority, or any material agreement or instrument to which it is a party, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by Parent’s or the Merger Sub’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

5.4   Governmental Authorities; Consents.   Except for the applicable requirements of the HSR Act and of the LBCL, and except as set forth on Item 5.4 of Parent Schedule, neither Parent nor the Merger Sub is required to submit any notice, report or other filing with any governmental authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth on Item 5.4 of Parent Schedule and except for the applicable requirements of the LBCL, no consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by Parent or the Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

5.5   Litigation.   Except as set forth on Item 5.5 of Parent Schedule, there is no claim, litigation, action, suit, order, judgment, investigation or proceeding pending or, to Parent’s knowledge, threatened against or affecting Parent or the Merger Sub at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could adversely affect Parent’s or the Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.6   Brokerage.   There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Parent or the Merger Sub.

5.7   Financing.   Parent has and shall have at the Closing sufficient cash to make all payments required in connection with the performance of this Agreement and the consummation of the transactions contemplated hereby and to pay all of its related fees and expenses.

5.8   No Reliance.   In entering into this Agreement, neither Parent nor the Merger Sub has relied upon any representations other than the representations and warranties of the Company set forth or referenced in this Agreement.

5.9   No Prior Activities.   The Merger Sub has not incurred nor prior to the Closing will it incur any liabilities or obligations, except those incurred in connection with its organization and with the negotiation of this Agreement and the performance hereof, and the consummation of the transactions contemplated hereby, including the Merger.

ARTICLE 6

PRE-CLOSING COVENANTS OF THE COMPANY

6.1   Conduct of the Business.   Except as otherwise contemplated by this Agreement, or as otherwise set forth on Schedule 6.1, or as required by law or any governmental entity, the Company covenants that until the earlier of the termination of this Agreement or the Closing, it will operate its business in all material respects in the ordinary course and will use its Reasonable Efforts to continue, in a manner consistent with the past practices, to maintain and preserve intact and to keep available the services of its present officers and significant employees and to maintain its ordinary and customary relationships with its suppliers, customers and others having business relationships with it with a view toward preserving for Parent the Company’s business, the assets used therein and the goodwill associated therewith. Until the earlier of the termination of this Agreement and the Closing, except as set forth on Schedule 6.1 or as contemplated by this Agreement, the Company shall not, without the prior written approval of Parent (which approval will not be unreasonably withheld and Parent will use its Reasonable Efforts to respond to any request by the Company for such approval within three (3) Business Days of receiving such request; provided, however, that the Parties shall comply with the HSR Act and other applicable antitrust laws and regulations in connection with such Parent approval process contemplated by this Section 6.1), take or permit to be taken any of the following actions with respect to the Company:

(a)   borrow any amount or incur or become subject to any liabilities, except liabilities incurred in the ordinary course of business, liabilities under contracts entered into in the ordinary course of business and borrowings from banks (or similar financial institutions) necessary to meet ordinary course working capital requirements;

(b)   mortgage, pledge or subject to any Lien (other than a Permitted Lien) any portion of its assets, except in the ordinary course of business;

(c)   sell, assign or transfer any material portion of its tangible assets, or cancel, without fair consideration, any material debts or claims owing to or held by it except in the ordinary course of business;

(d)   sell, assign or transfer any material trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property, except in the ordinary course of business;

(e)   waive any rights of material value;

(f)    issue, sell or transfer any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(g)   make, or agree to make, any material capital expenditures outside of the ordinary course of business;

(h)   enter into any other material transaction, except in the ordinary course of business;

(i)    except in the ordinary course of business, or as otherwise contemplated by this Agreement, make any increase in or establish any bonus, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards) or any other increase in the compensation payable or to become payable to any of its shareholders, directors, officers or key employees;

(j)    make any loan to, or engage in any other transaction with, any of its directors, officers and employees outside the ordinary course of business;

(k)   make any material change in its accounting methods, except as required by law or by GAAP (provided, that the Company shall notify Parent in writing of any such material change);

(l)    make or authorize any amendment to the Company Articles of Incorporation or the Company Bylaws;

(m)  declare, set aside or pay any dividend or make any distribution with respect to its capital stock (whether in cash or in kind) or redeem, purchase or otherwise acquire any of its capital stock;

(n)   enter into any employment contract with an employee or collective bargaining agreement, written or oral, or modify the terms of any existing such contract or agreement;

(o)   make any loans or advances to, guarantees for the benefit of or any investments in, any Person (other than advances to the Company’s employees in the ordinary course of business consistent with past practice); or

(p)   commit to do any of the foregoing.

6.2   Access to Books and Records.   During the period commencing on the date hereof and ending on the earlier of the termination of this Agreement and the Closing, subject to applicable law, the Company shall permit Parent and its authorized representatives (the “Parent Representatives”) to have reasonable access, during regular business hours and upon reasonable advance notice, to the Company and to its books, contracts and records, and shall furnish to Parent such information regarding the business of the Company as Parent may reasonably request, in each case to the extent that such access does not unreasonably interfere with the business or operations of the Company; provided that Parent and such Parent Representatives comply with the confidentiality obligations contained herein and Parent acknowledges that it remains bound by the Confidentiality and Non-Disclosure Agreement, dated October 19, 2004, between Parent and the Company (as amended and supplemented) (the “Confidentiality Agreement”) and it shall be responsible for any breaches of the Confidentiality Agreement by any of the Parent Representatives. Notwithstanding anything in the Agreement to the contrary, the foregoing shall not (i) require the Company to permit any inspection, or to disclose any information, that, in its reasonable judgment would result in the disclosure of any trade secrets or violate any of the Company’s obligations with respect to confidentiality or (ii) require any disclosure by the Company that would, as a result of such disclosure, have the effect of causing the waiver of any legal privilege. In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement shall govern.

6.3   Regulatory Filings.   The Company shall make or cause to be made all filings and submissions under the HSR Act and any other material laws or regulations applicable to the Company as may be required of the Company for the consummation of the transactions contemplated herein. The Company shall coordinate and cooperate with Parent in exchanging such information and assistance as Parent may reasonably request in connection with all of the foregoing.

6.4   Conditions.   The Company shall use Reasonable Efforts to cause the conditions set forth in Section 3.1 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction or waiver of the conditions set forth in Article 3 (other than those to be satisfied at the Closing).

6.5   Supplemental Disclosures; Effect.   (a) From time to time after the execution of this Agreement until the Closing or earlier termination of this Agreement, the Company shall deliver to Parent and the Merger Sub one or more supplemental disclosure schedules (each, a “Supplemental Disclosure Schedule”) setting forth any update or change required to be made to the form of the Disclosure Schedule originally delivered upon the execution and delivery of this Agreement (the “Original Disclosure Schedules”) (and in previously delivered Supplemental Disclosure Schedules, if any) arising out of matters first discovered or first occurring after the date of this Agreement but prior to the Closing Date. Each such Supplemental Disclosure Schedule shall be delivered to Parent and the Merger Sub promptly after the discovery by the Company that any such update to the Original Disclosure Schedules is required. Each Supplemental Disclosure Schedule shall be accompanied by all available information related to the newly disclosed matter necessary to adequately evaluate such matter and shall identify all representations and warranties herein that would reasonably be affected by such information or matter. The delivery of a Supplemental Disclosure Schedule with respect to any fact or matter that should have been disclosed in the Original Disclosure Schedules shall not cure or otherwise be deemed a waiver of any inaccuracy or misrepresentation in any representation or warranty. The update delivered as of Closing in respect of Section 4.10(a) shall not be considered or deemed to be a Supplemental Disclosure Schedule for purposes of this Section 6.5.

(b)   At the Closing, if any matter set forth in the Supplemental Disclosure Schedules would reasonably be expected to result in Parent or the Merger Sub (including, after the Closing, the Surviving Corporation) actually suffering or incurring Losses arising out of or resulting from such matter (“Supplemental Losses”), the amount of the Escrow Deposit shall be increased by an amount equal to fifty percent (50%) of such Supplemental Losses (up to a maximum increase in the Escrow Deposit of $2,000,000) and any and all of such increase shall be allocated at Closing to the Indemnity Fund. Notwithstanding anything set forth herein to the contrary, in no event shall the Escrow Deposit exceed nine million dollars ($9,000,000) or the amount allocated at Closing to the Indemnity Fund exceed seven million five hundred thousand dollars ($7,500,000). Subject to a maximum increase of two million dollars ($2,000,000), and with the consent of the Company (which consent shall not be unreasonably withheld or delayed), Parent and the Merger Sub are hereby authorized and directed to increase the amount of the Escrow Deposit by an amount equal to fifty percent (50%) of such Supplemental Losses, to cause such amount to be deposited with the Escrow Agent in the Indemnity Fund, and to reduce the amount of the Merger Consideration payable on the Closing Date to Securityholders by such amount. Any such supplemental disclosures pursuant to a Supplemental Disclosure Schedule shall not constitute a breach of the condition in Section 3.1(a); provided, that if any such supplemental disclosure results in the failure of some other condition to Closing set forth in Section 3.1, such other condition shall be unaffected thereby.

(c)   If any matter(s) set forth in the Supplemental Disclosure Schedules would reasonably be expected to result in Parent or the Merger Sub (including, after the Closing, the Surviving Corporation) actually suffering or incurring Losses arising out of or resulting from such matter in excess of Four Million Dollars ($4,000,000), whether individually or in the aggregate, Parent shall have ten (10) Business Days to object to such disclosure, if at all, in a writing delivered to the Company and the Representative proposing an amendment to the size of the Indemnity Fund acceptable to Parent, in its sole and absolute discretion; provided, that Parent and the Company shall discuss the terms of such amendment during the first five (5) Business Days of such ten (10) Business Day review period. If the Closing has been scheduled for a date within such ten (10) Business Day review period, the Closing shall be delayed until the end of such review period unless Parent waives in writing such review period or any portion thereof. If the Company does not execute the proposed amendment within five (5) Business Days after receipt, Parent shall have the right, but not the obligation, to terminate this Agreement without liability to any Party hereunder pursuant to Section 9.1(b).

(d)   All determinations to be made by Parent and/or the Merger Sub pursuant to application of the provisions of Section 6.5(b) shall be made reasonably and in good faith and based upon the supplemental information provided by the Company in connection with any Supplemental Disclosure Schedule. Parent and the Merger Sub shall document their determination in writing and shall provide the same to Company and the Representative within two (2) Business Days of each such determination.

6.6   Dissenting Shares.   The Company covenants and agrees to comply with the provisions of Section 112C of the LBCL, La. R.S. 12:112C, which provides that notice of a special meeting of shareholders for the purpose of approving this Agreement and the Merger shall specifically state that the purpose of such meeting is to approve this Agreement and the transactions contemplated hereby, including the Merger, and shall also contain the following statement:  “Dissenting shareholders who comply with the procedural requirements of the Business Corporation of Louisiana will be entitled to receive payment of the fair cash value of their shares if the transaction to be considered is effected upon approval of less than eighty percent of the corporation’s total voting power.”

6.7   Resignations of Directors.   If requested by Parent, the Company shall deliver to Parent the resignations of such Persons as Parent shall request in writing no later than two (2) Business Days prior to the Closing from their positions as directors of the Company effective as of the Effective Time.

6.8   Shareholder Approval.   The Company shall use its reasonable efforts to obtain, as promptly as practicable, the Requisite Shareholder Approval, either at a special meeting of shareholders or pursuant to a written shareholder consent, all in accordance with the applicable requirements of the LBCL, the Company Articles of Incorporation and the Company Bylaws. In connection with such special meeting of shareholders or written shareholder consent, the Company shall provide to its shareholders a written proxy or information statement (the “Information Statement”) which includes (i) a summary of the material terms of the Merger and this Agreement (which summary shall include a summary of the material terms relating to the indemnification obligations of the shareholders, the escrow arrangements and the authority of the Representative, and a statement that the adoption of this Agreement by the shareholders of the Company shall constitute approval of such terms) and (ii) a statement that the shareholders are or may be entitled to assert dissenters’ rights under the Section 131 of the LBCL, La. R.S. 12:131 and a copy of Section 131 of the LBCL. Parent agrees to cooperate with the Company in the preparation of the Information Statement. The Company agrees not to distribute the Information Statement until Parent has had a reasonable opportunity to review and comment on the Information Statement and the Information Statement has been approved by Parent (which approval may not be unreasonably withheld or delayed). If the Requisite Shareholder Approval is obtained by means of a written consent, the Company shall comply with Section 76 of the LBCL, La. R.S. 12:76, and other applicable provisions of the LBCL, and shall promptly inform Parent of the date on which such notice was sent. The Company, acting through its Board of Directors, shall include in the Information Statement the unanimous recommendation of its Board of Directors that the shareholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger. The Company shall ensure that the Information Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under and at the time which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information concerning Parent or the Merger Sub taken from SEC filings of Parent or otherwise furnished or approved by Parent in writing for inclusion in the Information Statement).

ARTICLE 7

COVENANTS OF PARENT

7.1   Access to Books and Records.   From and after the Closing, Parent shall, and shall cause the Surviving Corporation to, provide the Representative and its agents (at the Securityholders’ sole cost and expense) with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Surviving Corporation with respect to periods or occurrences prior to the Closing Date in connection with any matter whether or not relating to or arising out of this Agreement or the transactions contemplated hereby. Parent shall not, for a period of five (5) years following the Closing Date allow the Surviving Corporation to destroy, alter or otherwise dispose of any of the books and records of the Surviving Corporation for the period prior to the Closing Date.

7.2   Notification.   Prior to the Closing, upon discovery, Parent shall promptly inform the Company in writing of any material variances from Parent’s representations and warranties contained in Article 5.

7.3   Director and Officer Liability and Indemnification.   For a period of six (6) years after the Closing Date, Parent will assist in obtaining, for each individual serving as a director or officer of the Company at any time prior to the Effective Time, at an expense to be paid by the Exchange Agent pursuant to Section 8.2, directors’ and officers’ liability insurance pursuant to the D&O Policy.

Notwithstanding anything contained herein to the contrary, in no event shall any such expense for directors’ and officers’ liability insurance become the liability of Parent, the Merger Sub or the Surviving Corporation. Notwithstanding anything contained herein to the contrary, such insurance shall only cover claims by Persons other than those that execute a release pursuant to this Agreement or the Option Cancellation Agreement and shall be expressly subject to any excluded claims under the D&O Policy. Parent agrees that it and the Surviving Corporation will (a) not take any action to terminate or amend the D&O Policy and (b) take any action reasonably requested by such director(s) or officer(s) in connection with D&O Policy that does not impose a material cost on Parent or the Surviving Corporation.

7.4   Regulatory Filings.   Parent and the Merger Sub shall make or cause to be made all filings and submissions under the HSR Act and any other laws or regulations applicable to Parent and the Merger Sub as may be required of Parent and the Merger Sub for the consummation of the transactions contemplated herein. Parent shall coordinate and cooperate with the Company in exchanging such information and assistance as the Company may reasonably request in connection with all of the foregoing.

7.5   Conditions.   Parent shall use all Reasonable Efforts to cause the conditions set forth in Section 3.2 to be satisfied and to consummate the transactions contemplated herein as soon reasonably possible after the satisfaction or waiver of the conditions set forth in Article 3 (other than those to be satisfied at the Closing).

7.6   Contact with Employees, Customers and Suppliers.   After the date hereof, but prior to the Closing, Parent and Parent’s Representatives shall contact and communicate with the employees, customers and suppliers of the Company in connection with the transactions contemplated hereby only upon the prior written approval of the Company which consent shall not be unreasonably withheld.

7.7   Employee Benefit Plans.

(a)   Parent will continue, or cause the Merger Sub to continue, the employee benefit plans that the Company has in effect at the Effective Time and are specified on Schedule 7.7(a) (the “Continuing Employee Benefit Plans”) until such time as Parent determines to convert the Continuing Employee Benefit Plans to employee benefit plans maintained by Parent.

(b)   Each person employed by the Company prior to the Effective Time who remains an employee of Parent or its Affiliates following the Effective Time (each a “Continued Employee”) will be generally entitled to participate in:

(i)    the Equifax Inc. 401(k) Plan (the “Equifax 401(k) Plan”), effective immediately as of the Effective Time;

(ii)   the Equifax Inc. Pension Plan (the “Equifax Pension Plan”), effective as of the first entry date for such plan beginning after the first anniversary of the Effective Time; and

(iii)  the other employee benefit plans of Parent and its subsidiaries that are generally available to similarly situated employees of Parent and its Affiliates.

All such participation will be subject to and contingent on compliance with the terms of such plans as may be in effect from time to time.

(c)   Service Crediting:   Parent agrees that to the extent that Continued Employees become participants in:

(i)    the Equifax 401(k) Plan, such employees will receive credit under such plan for service prior to the Effective Time with the Company (and any predecessor entity) for purposes of eligibility, vesting and eligibility for retirement;

(ii)   the Equifax Pension Plan, such employees will receive credit under such plan for service prior to the Effective Time with the Company (and any predecessor entity)  for purposes of vesting and eligibility for retirement, but not for purposes of benefit accrual or eligibility to participate;

(iii)  vacation (provided that Company’s paid time off plan will be terminated and paid at or promptly after the Effective Time and Surviving Corporation will not continue benefits under such plan), disability and severance plans, such employees will receive credit for all purposes under such plan for service prior to the Effective Time with the Company, provided that service will only be credited under the severance plans for an employee only if such employee terminates employment three (3) or more years after the Effective Time and such employee has remained continuously employed by Parent or an Affiliate of Parent since the Effective Time; and

(iv)  any medical, dental or health plan sponsored or maintained by the Parent, such Continued Employees will not have to satisfy any applicable waiting periods, pre-existing condition exclusions (except to the extent such exclusions were applicable under a corresponding Plan at the Effective Time), and will receive credit for any deductibles and co-payments applied or made with respect to each Continued Employee or his or her spouse or dependents in the plan or calendar year, as applicable, in which the Continued Employee becomes a participant of such Parent plan.

(d)   Company Tax-Qualified Retirement Plans.   Parent will take, or cause to be taken, all administrative actions necessary to complete the termination of the ESOP and the APPRO Systems, Inc. 401(k) Plan (the “APPRO 401(k) Plan”), including, but not limited to:

(i)    preparing and filing a request with the IRS that the IRS issue a favorable determination letter with respect to the termination of each of the ESOP and the APPRO 401(k) Plan;

(ii)   at the appropriate time, directing the trustee of each of the ESOP and the APPRO 401(k) Plan to make distributions from each of the ESOP and the APPRO 401(k) Plan;

(iii)  unless prohibited by law or administratively impracticable, permitting participants to roll over their distributions from the ESOP and/or the APPRO 401(k) Plan to the Equifax 401(k) Plan; and

(iv)  directing the trustee of the ESOP as to the allocation among participant accounts of any amounts allocated to the ESOP pursuant to Section 1.5.

ARTICLE 8

ADDITIONAL AGREEMENTS OF THE PARTIES

8.1   Public Announcements.   The Parties shall issue a joint press release, mutually acceptable to the Company and Parent, promptly upon execution of this Agreement. Thereafter, through and including the Closing Date, no Party to this Agreement will issue any press release or make any other public disclosures concerning the Merger or the contents of this Agreement without the prior written consent of the other party. Notwithstanding the above, nothing in this Section 8.1 will preclude any party from making any disclosures required by law or necessary and proper in conjunction with the filing of any tax return or other document required to be filed with any governmental entity; provided, that the party required to make the release or statement shall allow the other party reasonable time to review and comment on such release or statement in advance of such issuance.

8.2   Expenses.   Each of the Company, Parent and the Merger Sub shall pay all of its own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) (“Transaction Expenses”) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby; provided, however, that the filing fee for any filing under the HSR Act shall be borne equally by the Company and Parent. All Transaction Expenses incurred by the Company (or for which the Company has agreed to reimburse or pay on behalf of any Shareholder or representative thereof) at or prior to the Effective Time that have not been accrued on the Preliminary Closing Statement or paid as of the Closing Date shall be paid directly by the Exchange Agent on behalf of the Securityholders to the Persons and in the amounts listed on Schedule 8.2 in accordance with the provisions of Sections 1.4(a) and 2.2(c); provided, that if any Transaction Expenses of the Company (i) remain unpaid after the Effective Time (excluding the amounts on Schedule 8.2) and (ii) have not been accrued on or otherwise reflected on the Preliminary Closing Statement or the Final Financial Documents, then such Transaction Expenses shall be deducted from the Representative Fund, and thereafter, shall be paid severally and not jointly by the Securityholders, in accordance with the respective percentages set forth on the Escrow Allocation Schedule; and provided, however, that, notwithstanding anything set forth herein to the contrary, neither the Preliminary Closing Statement nor any of the Final Financial Documents shall include any Transaction Expenses that have been paid prior to the Effective Time or for which payment has been directed to be made by the Company pursuant to Section 8.2 out of the Exchange Fund.

8.3   Disclosure Generally.   The inclusion of any matter in the Disclosure Schedule shall qualify only such representation and warranty expressly identified in the Disclosure Schedule; provided, however, that if it is reasonably apparent from the text of the disclosure that an item disclosed in response to a representation and warranty is omitted from another representation or warranty where such disclosure would be appropriate, such item shall be deemed to have been disclosed in response to such representation and warranty from which such item is omitted. The inclusion of any matter in the Disclosure Schedule shall expressly not be deemed to constitute an admission or acknowledgement by the Company in and of itself, or otherwise imply, that any such matter is material, is outside the ordinary course of the business of the Company, or creates a measure for materiality for the purposes of this Agreement.

8.4   Acknowledgment by Parent and the Merger Sub.   The representations and warranties of the Company set forth herein, in the Disclosure Schedule, any Supplemental Disclosure Schedule(s) and the certificate to be delivered by the Company at Closing pursuant to Section 3.1(g)(i) constitute the sole and exclusive representations and warranties of the Company to Parent and the Merger Sub in connection with the transactions contemplated hereby, and Parent and the Merger Sub understand, acknowledge and agree that all other representations and warranties of any kind or nature expressed or implied are specifically disclaimed by the Company.

8.5   Intentionally Omitted.

8.6   Further Assurances.   The Company and Parent shall cooperate with each other and use all their respective Reasonable Efforts to take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable on their respective parts to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the transactions contemplated by this Agreement. In furtherance of the foregoing, the Company and Parent agree to file, or cause to be filed, within three (3) Business Days following the date hereof all documentation, filings and other documents necessary under the HSR Act and to request early termination of any applicable waiting periods thereunder. Subject to applicable laws relating to the exchange of information, the Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the Company or Parent, as the case may be, that appear in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of Parent and the Company shall act reasonably and as promptly as reasonably practicable.

8.7   Unallocated Options.   Notwithstanding any provision herein to the contrary, the Company shall not issue additional options to purchase its Common Stock or Preferred Stock prior to the Closing.

8.8   Transaction Bonuses.   Notwithstanding any provision herein to the contrary, including Section 6.1 of this Agreement, the Company shall be authorized to agree to make cash payments to certain members of the Company’s management in the form of transaction bonuses in the amounts set forth on Schedule 8.8, which amounts will be paid to such management personnel at or promptly following the Effective Time. The aggregate amount of such transaction bonuses, together with the employer portion of all applicable Taxes thereon, based on Pre-Closing Tax Period rates, shall be accrued upon the Company’s books immediately prior to the Effective Time. All such amounts are referred to herein as “Transaction Bonuses”.

8.9   No Solicitation.   The Company covenants and agrees that until the earlier of the termination of this Agreement or the Closing, it shall not, nor shall it authorize any of its officers, directors, shareholders, employees, agents, relatives, heirs, representatives or Affiliates to, directly or indirectly (i) negotiate or discuss with any other Person any transaction involving a merger of the Company, or the sale of all or any of the capital stock of the Company (other than in connection with the exercise or conversion of securities outstanding as of the date hereof), or the sale of any assets of the Company outside the ordinary course of the Company’s business, or any other business combination involving the Company, (ii) reveal the terms of this Agreement to any Person except in connection with carrying out the transactions contemplated in this Agreement, or (iii) solicit, encourage, negotiate or accept any offer, bid or proposal from any other Person respecting any transaction involving a merger of the Company, the sale of any of the shares in the Company (other than in connection with the exercise or conversion of securities outstanding as of the date hereof), the sale of any assets of the Company outside the ordinary course of the Company’s business, or any other business combination involving the Company. If any proposal of the kind described in the preceding clause (iii) is received by the Company prior to any termination of this Agreement pursuant to Article 9 hereof, then the Company shall immediately notify Parent of the receipt of such proposal.

8.10 Lending Call Center Services, LLC.   Parent shall strictly comply and shall cause the Surviving Corporation to strictly comply with any and all applicable provisions of the LCCS Agreement, as well as any and all other agreements between the Company and CUNA and the Company and Lending Call Center Services, LLC. Parent shall keep and shall cause the Surviving Corporation to keep the Representative fully apprised of, and Parent shall consult and shall cause the Surviving Corporation to consult with, the Representative with respect to, all material matters concerning CUNA and the payment by CUNA of the CUNA Consideration.

8.11 Collection and Payment of Accounts Receivable.   After the Closing, the Surviving Corporation shall in good faith use commercially reasonable efforts (without resort to litigation or an outside collection agency) to collect the accounts receivable of the Company in existence at the Effective Time (the “Outstanding Receivables”). Without limiting the foregoing, the Surviving Corporation shall not be deemed to be in good faith using commercially reasonable efforts to collect the Outstanding Receivables if it shall forgive, discharge or compromise, in whole or in part, any Outstanding Receivable and the purpose for such forgiveness, discharge or compromise was not to resolve a bona fide customer dispute with respect to or otherwise resulting from any act or omission by the Company prior to the Effective Time; provided, that if the Surviving Corporation desires to forgive, discharge or compromise, in whole or in part, an Outstanding Receivable, and pursuant to this Section 8.11 such forgiveness, discharge or compromise would not constitute the good faith use of commercially reasonable efforts to collect the Outstanding Receivables, the Surviving Corporation may nonetheless effect such forgiveness, discharge or compromise so long as it provides the Representative with prior written notice of such forgiveness, discharge or compromise, which written notice shall include a written agreement by the Surviving Corporation that the amount so forgiven, discharged or compromised shall be considered an amount collected by the Surviving Corporation for purposes hereof. Following each of the date that is forty-five (45) days after the Closing Date, the date that is ninety (90) days after the Closing Date, the date that is one hundred thirty-five (135) days after the Closing Date and the date that is one hundred eighty (180) days after the Closing Date, the Surviving Corporation shall prepare and provide the Representative an accounting of the collection status of all of the Outstanding Receivables. If the amounts collected by the Surviving Corporation in respect of the Outstanding Receivables through the date that is one hundred eighty (180) days after the Closing Date are less than the value reported for those Outstanding Receivables on the Closing Financial Statement (without giving effect to any reserve or allowance therefor), then the Representative and Parent shall jointly instruct the Escrow Agent to release to the Surviving Corporation out of the Indemnity Fund, in accordance with the terms of the Escrow Agreement, the difference between the amounts so collected and the aggregate amount of the Outstanding Receivables on the Closing Financial Statement. If following the 180th day after the Closing Date but on or prior to April 30, 2006, the Surviving Corporation collects any of the Outstanding Receivables that were uncollected on the 180th day after the Closing, Parent shall cause the Surviving Corporation to deposit into the Indemnity Fund any amounts so collected. Following the Closing, Parent shall cause the Surviving Corporation to perform and discharge its obligations under each written agreement that it has with each account debtor represented by an Outstanding Receivable in accordance with the terms of each such agreement; provided, that a failure by the Surviving Corporation to so perform and discharge its obligations under any such written agreement shall limit Parent’s and the Surviving Corporation’s rights under this Section 8.11 only to the extent that any such performance failure (x) relieves an account debtor from its obligation to pay an Outstanding Receivable or (y) results in an account debtor refusing to pay an Outstanding Receivable; in either such case, the amount not paid shall be considered an amount collected by the Surviving Corporation for purposes of this Section 8.11.

ARTICLE 9

TERMINATION

9.1   Termination.   This Agreement may be terminated at any time prior to the Closing:

(a)   by the mutual written consent of each of Parent, the Merger Sub and the Company;

(b)   by Parent by giving written notice to the Company at any time prior to the Closing in the event (i) the Company has within the then previous ten (10) Business Days given Parent any notice pursuant to Section 6.5 above and (ii) the event or circumstance that is the subject of such notice has had or would reasonably be expected to have a Material Adverse Effect;

(c)   by Parent, if there has been a material violation or breach by the Company of any covenant, representation or warranty contained in this Agreement which would reasonably be expected to prevent the satisfaction of any condition precedent to the obligations of Parent at the Closing under Section 3.1 and such violation or breach has not been waived by Parent or cured (if it is capable of being cured) by the

Company to the reasonable satisfaction of Parent within ten (10) Business Days after written notice thereof from Parent;

(d)   by the Company, if there has been a material violation or breach by Parent or the Merger Sub of any covenant, representation or warranty contained in this Agreement which has prevented or would reasonably be expected to prevent the satisfaction of any condition precedent to the obligations of the Company at the Closing under Section 3.2 and such violation or breach has not been waived by the Company or cured (if it is capable of being cured) by Parent to the reasonable satisfaction of the Company within ten (10) Business Days after written notice thereof by the Company (provided, that neither a breach by Parent of Section 5.7 hereof nor the failure to deliver the Merger Consideration at the Closing as required hereunder shall be subject to a cure period hereunder unless otherwise agreed to in writing by the Company);

(e)   by Parent, if the transactions contemplated hereby have not been consummated within ninety (90) days after the date hereof; provided, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 9.1(e) if Parent’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

(f)    by the Company, if the transactions contemplated hereby have not been consummated within ninety (90) days after the date hereof; provided, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 9.1(f) if the Company’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

9.2   Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement will forthwith become void, there will be no liability on the part of Parent, the Merger Sub or the Company or any of their respective officers or directors to the other Parties hereto and all rights and obligations of any Party hereto will cease except as otherwise provided in Sections 8.10 and 10.1; provided, however, that nothing herein will relieve any Party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, or from any obligation under the Confidentiality Agreement.

ARTICLE 10

SURVIVAL; INDEMNIFICATION

10.1 Survival of Representations, Warranties and Covenants.   All of the representations and warranties of the Parties herein shall survive the Closing hereunder and continue in full force and effect until April 30, 2006, other than the representations set forth in Section 4.21, which shall not survive the Closing. No covenants shall survive after the Closing Date except for those set forth in Sections 1.5 (Escrow), 1.11 (Appointment of Representative), 1.12 (CUNA Escrow), 2.3 (Post-Closing Adjustments to Merger Consideration), 2.6 (Further Action), 7.1 (Access to Books and Records), 7.3 (Director and Officer Liability and Indemnification), 8.2 (Expenses), 8.5 (Tax Matters), 8.6 (Further Assurances), 8.10 (Lending Call Center Services, LLC), and 8.11 (Collection and Payment of Accounts Receivable) and Articles 10, 11 and 13. If written notice of a claim has been properly given in the manner required by Section 10.2(c) prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive only as to such claim until such claim has been finally resolved.

10.2 Indemnification.

(a)   Subject to Sections 10.1 and 10.3, Parent and the Merger Sub (including, after the Closing, the Surviving Corporation) shall be indemnified and held harmless by the Securityholders for any and all liabilities, losses, damages, claims, reasonable costs and expenses, interest, awards, judgments, damages, fines, fees and penalties (including without limitation reasonable attorneys’, experts and consultants’ fees and expenses, but excluding consequential, punitive or exemplary damages) (collectively, “Losses”) actually suffered or incurred by Parent or the Merger Sub, arising out of or resulting from:

(i)    the inaccuracy of any representation or warranty made by the Company contained in this Agreement; and

(ii)   the breach of any covenant or agreement made by the Company in this Agreement;

provided, however, that no indemnity shall be provided under this Section 10.2(a) for any Losses relating to Taxes resulting from (A) the Merger being treated as a sale of assets pursuant to any express or deemed election by Parent under Section 338 of the Code or any other provision of foreign, state or local Tax law having similar effect, (B) a reduction in any net operating loss, capital loss, tax credit carryover or other Tax asset generated in a Pre-Closing Tax Period allocable to the Surviving Corporation, (C) any transaction that occurs on the Closing Date after the Effective Time that is not in the ordinary course of business or (D) any transaction of the Surviving Corporation occurring after the Closing Date.

(b)   Subject to Sections 10.1 and 10.3, the Securityholders shall be indemnified and held harmless by Parent for any and all Losses actually suffered or incurred by any of them, arising out of or resulting from:

(i)    the inaccuracy of any representation or warranty made by Parent or the Merger Sub contained in this Agreement;

(ii)   the breach of any covenant or agreement made by Parent or the Merger Sub in this Agreement; and

(iii)  the negligent actions of the Exchange Agent with respect to its obligations pursuant to Section 1.4 of this Agreement and the Exchange Agreement.

(c)   All claims for indemnification against a Party (an “Indemnifying Party”), under any provision of this Article 10 shall be asserted and resolved as follows:

(i)    Third Party Claims—Generally.   In the event of any claim or demand for which an Indemnifying Party would be liable for Losses to the other Party (an “Indemnified Party”) which is asserted against or sought to be collected from such Indemnified Party by a Person other than a Party (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice (as defined below) with reasonable promptness to the Indemnifying Party after the Indemnified Party has actual notice of the Third Party Claim. The failure by any Indemnified Party to provide the Indemnifying Party with the timely Claim Notice required by the preceding sentence shall not impair the Indemnified Party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been prejudiced thereby. The Indemnifying Party shall notify the Indemnified Party within thirty (30) days of receipt of the Claim Notice (“Notice Period”) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party (but subject to the limitations of Section 10.3), to defend the Indemnified Party against such Third Party Claim.

(ii)   Third Party Claims—Defense by Indemnifying Party.   If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 10.2(c), then the Indemnifying Party shall have the right to defend, at its sole cost and expense (but subject to the limitations of Section 10.3), and, except as provided in the following sentence, through counsel of its choice that is reasonably acceptable to the Indemnified Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be defended by the Indemnifying Party to a final conclusion or shall be settled at the discretion of the Indemnifying Party, so long as the Indemnified Party is fully released with respect to such Third Party Claim. If there exists a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party (based upon opinion of counsel) for the same counsel to represent both the Indemnified Party and the

Indemnifying Party, and the Indemnifying Party does not provide separate counsel reasonably acceptable to the Indemnified Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party reasonably determines counsel is required, with the Indemnifying Party bearing fifty percent (50%) of the reasonable fees and expenses associated with such counsel (but subject to the limitations of Section 10.3). Assumption by the Indemnifying Party of the defense of such Third Party Claim will not constitute an admission by the Indemnifying Party that the claim or litigation is one for which the Indemnifying Party is required to indemnify the Indemnifying Party under this Article 10. The Indemnifying Party shall have full control of such defense and proceedings; provided, however, that the Indemnified Party may at the sole cost and expense of the Indemnifying Party (but subject to the limitations of Section 10.3), file during the Notice Period any motion, answer, or other pleadings that the Indemnified Party reasonably deems, upon advice of counsel, necessary or appropriate to protect its interests and not prejudicial to the Indemnifying Party (it being understood and agreed that, except as provided in Section 10.2(c)(iii) hereof, if an Indemnified Party takes any such action that is prejudicial and causes an adjudication that is adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party’s action); and provided, further, however, that if requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party (but subject to the limitations of Section 10.3), to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate in the reasonable judgment of the Indemnified Party and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person (other than the Indemnified Party). The Indemnified Party may, at its sole cost and expense, participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 10.2(c)(ii).

(iii)  Third Party Claims—Defense by Indemnified Party.   If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party pursuant to Section 10.2(c)(i), or if the Indemnifying Party gives such notice but fails at any time to take any procedural action reasonably required to defend the Third Party Claim, then the Indemnified Party will have the right (but not the obligation) to defend, with the related reasonable costs and expenses borne by the Indemnifying Party (but subject to the limitations of Section 10.3), the Third Party Claim by all appropriate proceedings. The Indemnified Party shall have full control of such defense, proceedings and settlement; provided, however, that (x) any settlement shall be subject to the final sentence of this Paragraph 10.2(c)(iii) and (y) if requested by the Indemnified Party, the Indemnifying Party agrees, at the sole cost and expense of the Indemnified Party (but subject to the limitations of Section 10.3), to cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate in the reasonable judgment of the Indemnifying Party and relating to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnifying Party). In addition, if (A) an Indemnified Party determines in good faith that a Third Party Claim would reasonably be expected to materially and adversely affect the business operations or commercial reputation of the Surviving Corporation, taken as a whole, other than as a result of monetary damages for which it would be entitled to indemnification, (B) the action seeks injunctive or similar relief that would reasonably be expected to materially and adversely affect the business operations or commercial reputation of the Surviving Corporation, taken as a whole or (C) the amount claimed is greater than one hundred fifty percent (150%) of any then available sums for recovery against or in respect of an Indemnifying Party, an Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend such action; provided, that in no event shall such Indemnified Party compromise or settle such action without the prior consent of the Representative (which consent shall not be unreasonably withheld) and provided, further, that the Indemnifying Party shall be obligated to bear fifty percent (50%) of the reasonable legal fees, costs and expenses of such defense, judgment or settlement, but shall not be required to bear the cost of more than one counsel for the Indemnified Party. Notwithstanding the foregoing provisions of this Section 10.2(c)(iii), if the Indemnifying Party has notified the Indemnified Party with reasonable promptness that the Indemnifying Party disputes, or reserves its rights to dispute, its liability to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 10.2(c)(iii) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for the reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation (but subject to the limitations of Section 10.3). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.2(c)(iii), but the Indemnifying Party will bear its own costs and expenses with respect to such participation. Regardless of whether the Indemnifying Party defends a Third Party Claim on behalf of the Indemnified Party or participates in the defense thereof, the Indemnified Party and the Indemnifying Party shall reasonably cooperate with each other in all material respects in connection with the defense of such Third Party Claim. The Indemnified Party shall furnish such information regarding itself and the Third Party Claim as the Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense thereof. No Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), unless such settlement provides a full and unconditional release of the Indemnified Party for such claim. No Third Party Claim may be settled by any Indemnified Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

(iv)  Non-Third Party Claims.   In the event the Indemnified Party should have a claim for Losses against the Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party, the Indemnified Party shall deliver an Indemnity Notice (as defined below) with reasonable promptness to the Indemnifying Party after the Indemnified Party has actual notice of such claim. The failure by any Indemnified Party to give the notice referred to in the preceding sentence shall not impair such Indemnified Party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been prejudiced thereby. The Indemnifying Party and the Indemnified Party agree to proceed in good faith to negotiate a resolution of any dispute relating to such a claim for Losses within sixty (60) days following receipt of any Indemnity Notice. If any such claim is not resolved within the foregoing period, the parties to this Agreement may pursue any available remedies (but subject to the limitations of Sections 10.3, 13.12 and 13.13 and the jury trial waiver provision set forth herein).

(v)    The term “Claim Notice” shall mean written notification of a Third Party Claim by the Indemnified Party to the Indemnifying Party pursuant to Section 10.2(c)(i), enclosing a copy of all papers served, if any, and specifying the nature of and alleged basis for such Third Party Claim and, to the extent then feasible, the alleged amount or the estimated amount of such Third Party Claim.

(vi)  The Term “Indemnity Notice” shall mean written notification of a claim for indemnity (which claim does not involve a Third Party Claim) by the Indemnified Party to the Indemnifying Party pursuant to Section 10.2(c)(iv) hereof, specifying the nature of and specific basis for such claim and, to the extent then feasible, the amount or the estimated amount of such claim.

(vii) Any estimated amount of a claim submitted in a Claim Notice or an Indemnity Notice shall not be conclusive of the final amount of such claim.

(viii)     Subsequent to the Effective Time, the terms and conditions set forth in this Article 10 shall constitute the sole rights and remedies of the Parties for money damages in respect of any inaccuracies of representations or warranties or any beaches of covenants or agreements contained in this Agreement.

10.3 Limits on Indemnification.

(a)   No amount shall be payable to Parent or the Merger Sub (including, after the Closing, the Surviving Corporation) as the Indemnified Party pursuant to Section 10.2(a) except to the extent that the aggregate amount of Losses indemnifiable under Section 10.2(a) exceeds $250,000 and then Parent and the Merger Sub (including the Surviving Corporation after the Merger) as the Indemnified Party shall be indemnified to the full extent of the aggregate amount of Losses, less $250,000, up to, but not in excess of amounts in the Indemnity Fund. Any amount payable to Parent or the Merger Sub (including the Surviving Corporation) as the Indemnified Party pursuant to Section 10.2(a) shall be paid by withdrawing such amount from the Indemnity Fund until the amount thereof reaches zero.

(b)   No amount shall be payable by Parent or the Merger Sub (including, after the Closing, the Surviving Corporation) as the Indemnifying Party pursuant to Section 10.2(b) except to the extent that the aggregate amount of Losses indemnifiable under Section 10.2(b) exceeds $250,000 and then Parent as the Indemnifying Party shall indemnify the Securityholders as the Indemnified Party to the full extent of the aggregate amount of Losses, less $250,000, up to, but not in excess of $5,500,000 (or such larger amount that may result as a consequence of additional contributions to the Indemnity Fund at Closing pursuant to the terms of this Agreement); provided, however, the Securityholders as the Indemnified Party shall be indemnified to the full extent of the aggregate amount of Losses from (i) a breach of the representations and warranties of Parent and the Merger Sub set forth in Sections 5.1 or 5.3 and (ii) the failure by Parent to deliver the Exchange Fund Amount to the Exchange Agent, or the negligent failure of the Exchange Agent to deliver the amounts due to the Securityholders pursuant to this Agreement and the Exchange Agreement, up to, but not in excess of the amount of the Exchange Fund Amount.

(c)   Notwithstanding anything herein to the contrary, the sole recourse of Parent or the Merger Sub (including, after the Closing, the Surviving Corporation) as the Indemnified Party for indemnification under this Agreement shall be the Indemnity Fund.

(d)   Notwithstanding anything herein to the contrary, if the Securityholders can prove, by clear and convincing documentary evidence, that Parent actually knew of a misrepresentation or breach of or inaccuracy in a representation or warranty under Article 4 prior to or at the Effective Time, then Parent and the Merger Sub (including, after the Closing, the Surviving Corporation) as the Indemnified Party shall not be entitled to indemnification under Section 10.2(a).

10.4 Treatment of Indemnification Payments.   To the greatest extent permitted by law, all indemnification payments made by any Indemnifying Party hereunder shall be treated as an adjustment to the Merger Consideration, and each Party covenants and agrees not to take any position inconsistent with the foregoing, including, without limitation, in any Tax Return, amended Tax Return, or claim for a refund.

10.5 No Contribution by the Surviving Corporation.   The Surviving Corporation will not have any liability to any Indemnifying Party as a result of (i) any misrepresentation or breach of representation or warranty contained in this Agreement or any certificate, schedule, instrument, agreement or other writing delivered by or on behalf of, or in respect of, the Company pursuant to this Agreement, the Disclosure Schedule, any Supplemental Disclosure Schedule or in connection with the transactions contemplated this Agreement, or (ii) the breach of any covenant or agreement of the Company contained in this Agreement, the Disclosure Schedule or any certificate, schedule, instrument, agreement or other writing by or on behalf of, or in respect of, the Company pursuant to the terms of this Agreement, the Disclosure Schedule, any Supplemental Disclosure Schedule or in connection with the transactions contemplated by this Agreement.

ARTICLE 11

TAX MATTERS

11.1 Parent Tax Covenants.

(a)   Without the consent of the Representative (which consent shall not be unreasonably withheld), Parent shall not, and shall not cause or permit the Surviving Corporation or any Subsidiary of the Surviving Corporation to amend any Tax Return in respect of any Pre-Closing Tax Period or for any Straddle Tax Period, if such amendment could have the effect of materially increasing the Tax liability of the Surviving Corporation or such Subsidiary for which Parent might seek indemnity pursuant to Article 10 hereof. Notwithstanding the foregoing sentence, the Parent may, upon delivery of written notice thereof to the Representative, elect to cause all, but not less than all, of the following to occur: (i) the Parent shall be permitted to amend the relevant Tax Return without the consent of the Representative, and (ii) the Securityholders shall be irrevocably released from any claim for increased Taxes for any and all Tax periods arising out of or resulting from the items amended by the filing of any such amended Tax Return. Immediately upon delivery of any such notice and without further action, the conditions set forth in items (i) and (ii) of the immediately preceding sentence shall be legally effective.

(b)   After the Closing Date, Parent and its Affiliates (including the Surviving Corporation) shall not, without the consent of the Representative (which consent shall not be unreasonably withheld), agree to the waiver or any extension of the statute of limitations relating to any Taxes of the Surviving Corporation or any of its Subsidiaries for any Pre-Closing Tax Period or any Straddle Tax Period.

11.2 Preparation and Filing of Tax Returns.

(a)   Parent shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Surviving Corporation after the Closing Date. Parent shall prepare and file such Tax Returns in a manner consistent with past practice prior to Closing, unless such inconsistency with prior practice is required pursuant to applicable law or regulations or Parent obtains the consent of the Representative (which consent shall not be unreasonably withheld). Notwithstanding the foregoing sentence, the Parent may, upon delivery of written notice to the Representative elect to cause all, but not less than all, of the following to occur: (i) the Parent shall be permitted to prepare the relevant Tax Return in a manner inconsistent with past practice prior to Closing in respect of the items identified in the notice delivered to the Representative, and (ii) the Securityholders shall be irrevocably released from any liability for increased Taxes for any and all Tax periods arising out of or resulting from the preparation of any such Tax Return in a manner inconsistent with past practice prior to Closing. Immediately upon delivery of any such notice and without further action, the conditions set forth in items (i) and (ii) of the immediately preceding sentence shall be legally effective.

(b)   Any material Return for a Pre-Closing Tax Period or for a Straddle Tax Period shall be submitted to the Representative (together with schedules, statements and, to the extent required by such other party, supporting documentation) at least thirty (30) days prior to the due date (including extensions) of such Return. If the Representative objects to any item on any such Tax Return, it shall, within ten (10) Business Days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection.

(i)    If a notice of objection shall be duly delivered, and if a change or revision requested by the Representative could have the effect of increasing the Company’s Tax liability for any Tax period ending after the Closing Date, Parent and the Representative shall negotiate in good faith and use their Reasonable Efforts to resolve the treatment of such item on the Tax Return. If Parent and the Representative are unable to reach such agreement within five (5) Business Days after receipt by Parent of such notice, the treatment of such disputed item(s) shall be resolved by a final determination of the Independent Accounting Firm.

(ii)   If a notice of objection shall be duly delivered, to the extent that the changes and revisions requested by the Representative would only affect the Company’s Tax liability for any Pre-Closing Tax Period, prior to filing such Tax Return, Parent shall make such changes and revisions to such Tax Returns as requested by the Representative, and the procedure set forth in subsection (i) shall be inapplicable.

(c)   For purposes of this Agreement, in the case of any Taxes that are payable for a Straddle Tax Period, the portion of such Tax that relates to the Pre-Closing Tax Period shall (i) in the case of any property or ad valorem Taxes, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any other Tax (including any income Taxes or sales and use Taxes), be deemed equal to the amount which would by payable as computed on a “closing-of-the-books” basis if the relevant Tax period ended on the Closing Date.

11.3 Cooperation on Tax Matters.

(a)   Parent agrees to furnish or cause to be furnished to the Representative, upon request, in a timely manner, such information (including access to books and records) and assistance as is reasonably necessary for the filing of any Tax Return, for the preparation of any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

(b)   Parent and the Representative shall co-operate with each other in the conduct of any audit or other proceedings involving the Surviving Corporation or any of its Subsidiaries for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 11.3.

11.4 Contests Related to Taxes.

(a)   Notwithstanding Article 10 hereof, each Party entitled to an indemnity payment with respect to Taxes pursuant to Article 10 (a “Tax Indemnified Party”) agrees to give written notice to the indemnifying party (the “Tax Indemnitor”) of the receipt of any written notice by the Tax Indemnified Party or an Affiliate of such Tax Indemnified Party (including, in the case where Parent is the Tax Indemnified Party, the Surviving Corporation or any of its Subsidiaries) which involves the assertion of any claim, or the commencement of any audit, suit, action or proceeding (collectively, a “Tax Claim”) in respect of which indemnity might be sought (an “Indemnifiable Tax”) within ten (10) days of such receipt or such earlier time as would allow the Tax Indemnitor to timely respond to such Tax Claim. The Tax Indemnified Party shall give the Tax Indemnitor such information with respect to the Tax Claim as the Tax Indemnitor may reasonably request.

(b)   The Tax Indemnitor may, at its own expense, participate in and, upon notice to the Tax Indemnified Party, assume control of the defense of any such Tax Claim in respect of an Indemnifiable Tax. If the Tax Indemnitor so assumes control it shall have the exclusive power to contest or settle the Tax Claim in respect of any Indemnifiable Tax and determine the manner in which the contest or settlement occurs. Notwithstanding the foregoing sentence, the Tax Indemnified Party may, by delivering written notice thereof to the Representative, elect to cause all, but not less than all, of the following to occur: (i) any right or power of the Tax Indemnitor to contest or settle the Tax Claim shall terminate, (ii) such Tax Claim for an Indemnifiable Tax shall cease to be an Indemnifiable Tax and each of the Securityholders shall be irrevocably released by each of the Tax Indemnified Parties from any liability for such Tax Claim, and (iii) each of the Securityholders shall be irrevocably released by each of the Tax Indemnified Parties for any claims for increased Taxes in any other Tax period arising out of the final treatment of such issue in the examination, audit or other proceeding in which the right to contest or settle of the Tax Indemnitor has been terminated under clause (i), to the extent such treatment is different than that sought by the Tax Indemnitor at the time its right to settle or contest the Tax Claim has been terminated. Immediately upon delivery of such notice by the Tax Indemnified Party and without further action, the conditions set forth in items (i) through (iii) of the immediately preceding sentence shall be legally effective.

(c)   In no case shall a Tax Indemnified Party settle or otherwise compromise a Tax Claim in respect of an Indemnifiable Tax without the Tax Indemnitor’s prior written consent (which consent shall not be unreasonably withheld), unless the Tax Indemnified Party has previously given the notice to Tax Indemnitor pursuant to the last sentence of Section 11.4(b).

11.5 Miscellaneous.   All references to any of the parties in this Section 11 shall be deemed to include successors.

ARTICLE 12

DEFINITIONS

12.1 Definitions.   For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“Affiliate” or “Affiliates” of any particular Person shall have the meaning given to such term in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended.

“Business Day” shall mean any day that is not a Saturday or Sunday or any other day on which banking institutions in Baton Rouge, Louisiana or New York, New York are not required to be open.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the Company’s common stock, no par value per share.

“Common Stock Portion” shall mean the percentage amount reflected on the Escrow Allocation Schedule.

“Company Articles of Incorporation” shall mean the Amended and Restated Articles of Incorporation of the Company dated September 7, 2000, as amended by Articles of Amendment dated June 11, 2002 and Articles of Amendment dated [January 31], 2005.

“Company Bylaws” shall mean the Bylaws of the Company, as amended through September 7, 2000.

“Company Option Portion” shall mean the percentage amount reflected on the Escrow Allocation Schedule.

“Continuing Indemnity Matters” shall mean claims by Persons other than those that execute a release pursuant to this Agreement or the Option Cancellation Agreement, but only to the extent covered by the

D&O Policy and further only to the extent of any available coverage thereunder in excess of any deductible or self-insured retention (or its equivalent). “Continuing Indemnity Matters” expressly shall not include any claims excluded under the D&O Policy.

“CUNA Consideration” shall mean $10,113,750 payable to the Surviving Corporation subsequent to the Effective Time by CUNA Mutual Investment Corporation (“CUNA”) upon exercise by the Surviving Corporation of the “Special Put Option” in favor of the Company, within the time periods, and upon the terms and conditions set forth in Section 10.17 of the LCCS Agreement.

“CUNA Escrow Account” shall mean the separate escrow account established pursuant to the Escrow Agreement in which the CUNA Escrow Deposit will be deposited pursuant to Section 1.12(a) hereof.

“D&O Policy” shall mean that certain Directors and Officers Insurance and Company Reimbursement Policy with National Union Fire Insurance Company of Louisiana, Policy Number 479-60-54 and any extension thereto or tail thereof.

“Escrow Account” shall mean the escrow account established pursuant to the Escrow Agreement into which the Escrow Deposit will be deposited in the manner described in Section 1.4(a) hereof.

“Escrow Agent” shall mean SunTrust Bank, a Georgia banking corporation.

“Escrow Agreement” shall mean the Escrow Agreement among the Company, Parent, the Representative and the Escrow Agent in the form attached as Exhibit 1.5(a).

“Exchange Fund Amount” shall mean $92,000,000 plus or minus any Pre-Closing Operating Capital Adjustment as determined at Closing in accordance with Section 2.2(b).

“Federal Income Tax” shall mean any Tax imposed under Subtitle A of the Code.

“Final Financial Documents” shall mean, collectively, the Closing Financial Statement, the Closing Statement and the Post-Closing Adjustment Calculation.

“GAAP” shall mean United States generally accepted accounting principles applied in a manner consistent with that used in preparing the latest Audited Financial Statements.

“Knowledge” shall mean, with respect to the Company, any fact, circumstance, event or other matter that (a) any of Steve Uffman, Paul McCown, Matt Semrad, Vanessa Graham, Philip Elwyn, Charles Vasquez, Jeff Milne and Trey Warren actually knows, or (b) any of the individuals referred to in the preceding clause (a) would reasonably be expected to know in the normal discharge of his or her assigned duties and responsibilities.

“LCCS” shall mean Lending Call Center Services, LLC, a Delaware limited liability company.

“LCCS Agreement” shall mean the Operating Agreement of Lending Call Center Services, LLC, dated June 24, 2002, by and between the Company and CUNA Mutual Financial Corporation.

“Liens” shall mean mortgages, deeds of trust, pledges, liens, charges, encumbrances or other security interests other than purchase money Liens and Liens securing rental payments under capital lease arrangements.

“Material Adverse Effect” shall mean with respect to the Company or Parent, an effect that is materially adverse to the business, financial condition, or results of operations of such Party and its Subsidiaries, taken as a whole, but shall exclude any change, development or effect related to or resulting from (i) any change in law or any change in the rules or regulations by any governmental entity, (ii) events affecting the United States or global economy or capital or financial markets generally, (iii) changes in GAAP, or in the authoritative interpretations thereof, (iv) any change in interest rates, general economic conditions or changes in the general economic condition of the software, banking or information technology industries or any segment thereof, (v) an outbreak of national or international hostilities or terrorism or escalation thereof or other similar calamity or crisis that does not affect the Company in a manner that is materially and adversely different than the effect on the industry or markets in which the Company competes generally, (vi) any change resulting from the entry into this Agreement or the performance of a party’s obligations hereunder, the announcement thereof and the transactions contemplated hereby, or (vii) any action taken with the consent of the Parties.

“Operating Capital” shall mean the sum of the general ledger accounts of the Company set forth on Schedule 2.3 as of the date of determination.

“Parties” shall mean the Company, the Merger Sub and Parent, together, and singly each shall mean a “Party”.

“Permitted Liens” shall mean (i)  Liens for Taxes (and assessments and other governmental charges) not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, landlord’s, carriers’ or other like Liens (including Liens created by operation of law); (iii) Liens in respect of easements, permits, licenses, rights-of-way, restrictive covenants, reservations or encroachments or irregularities in, and other similar exceptions to title and any conditions with respect to real property that would be disclosed by a physical inspection of the property or a current survey or title report or other public record, or that do not materially affect the present use of the underlying asset; (iv) Liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, unemployment insurance or other types of social security or to secure the performance of statutory obligations, surety and appeal bonds, bids, leases, government contracts and similar obligations; (v) municipal bylaws, development restrictions or regulations, facility cost sharing and servicing contracts and zoning, building or planning restrictions or regulations;  (vi) Liens arising solely  by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (vii)  any Lien now existing or hereafter arising under or permitted by any credit facilities existing as of the date hereof; (viii) Liens, if any, listed on Item 4.8(a) of the Disclosure Schedule; (ix) any renewal of or substitution for any Lien permitted by the foregoing; and (x) Liens arising in connection with this Agreement.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Pre-Closing Tax Period” shall mean any tax period (or portion thereof) ending on or before the close of business on the Closing Date.

“Preferred Stock” shall mean the Company’s Series A Convertible Redeemable Preferred Stock, par value $0.01 per share.

“Preferred Stock Portion” shall mean the percentage amount reflected on the Escrow Allocation Schedule.

“Reasonable Efforts” shall mean reasonable efforts which are commercially reasonable under the circumstances, excluding the payment of any money or other consideration to any third party or the commencement of any litigation.

“Representative” shall mean the Representative, or his, her or its successor, who shall act as representative of the Securityholders under the Representative Agreements.

“Shares” shall mean shares of the Common Stock and the Preferred Stock.

“Straddle Tax Period” shall mean any complete Tax period that includes but does not end on the Closing Date.

“Subsidiary” shall mean any corporation or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of any class of equity securities of such entity or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors, managers or trustees (or persons performing similar function) thereof.

“Tax” shall mean any federal, state, local or foreign income, gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, social security, excise, severance, stamp, occupation, premium, real or personal property, windfall profits, environmental, alternative or add-on minimum, value added, capital stock, or other tax, including any interest, penalties or additions to tax.

“Tax Authority” shall mean any federal, state, local or foreign governmental entity or other tax authority authorized to impose or collect a Tax.

“Tax Return” shall mean any return, report, information return or other document filed or required to be filed with any Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Withholding Tax” shall mean any withholding, payroll, employment or similar Taxes required to be withheld or paid by Parent or the Company, but not including any Taxes payable by Parent or the Company in respect of any employer portion of Medicare Taxes, or any payments to current or former employees or consultants.

12.2 Other Definitional Provisions.

(a)   Accounting Terms.   Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of accounting term that is defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)   “Hereof,” etc.   The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, Schedule and Exhibit references contained in this Agreement are references to Sections, clauses, Schedules and Exhibits in or to this Agreement, unless otherwise specified.

(c)   Successor Laws.   Any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

12.3 Cross-Reference of Other Definitions.   Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.
Aggregate Company Option Consideration	1.2(d)
Agreement	Preamble
APPRO 401(k) Plan	7.7(d)
Audited Financial Statements	4.6
Certificate(s)	1.4(a)

Claim Notice	10.2(c)(v)
Closing	2.2(a)
Closing Date	2.2(a)
Closing Financial Statement	2.3(b)
Closing Statement	2.3(b)
Common Stock Closing Cash Consideration	2.1(c)

Common Stock Merger Consideration	1.2(b)(vii)
Common Stock Per Share Value	1.2(b)(viii)
Company	Preface
Company Intellectual Property Rights	4.11(a)
Company Option Closing Cash Consideration	2.1(e)
Company Option Consideration	1.2(d)

Company Option(s)	1.2(d)
Compensation Agreements	4.14(a)
Confidentiality Agreement	6.2
Continued Employee	7.7(b)
Continuing Employee Benefit Plans	7.7(a)
CPR	13.12(b)
CUNA	12.1

CUNA Escrow Deposit	1.12(a)
Disclosure Schedule	Article 4
Dissenting Shareholder	1.6
Dissenting Shares	1.6
Effective Time	1.1(b)
Environmental and Safety Requirements	4.18(a)
Equifax 401(k) Plan	7.7(b)(i)

Equifax Pension Plan	7.7(b)(ii)
ERISA	4.14(a)
Escrow Allocation Schedule	1.5(a)
Escrow Deposit	1.5(a)
ESOP	3.1(g)(vi)
Exchange Agent	1.4(a)

Exchange Agreement	1.4(a)
Exchange Fund	1.4(a)
Final Allocation Schedule	1.3
Financial Statements	4.6
Fully Diluted Per Share Value	1.2(b)(vi)
Fully Diluted Shares Outstanding	1.2(b)(iv)

HSR Act	3.1(d)
Indemnifiable Tax	11.4(a)
Indemnified Party	10.2(c)(i)
Indemnifying Party	10.2(c)
Indemnity Fund	1.5(a)
Indemnity Notice	10.2(c)(vi)
Independent Accounting Firm	2.3(c)

Information Statement	6.8
Insurance Policies	4.15
Intellectual Property Rights	4.11(a)
LBCL	Recitals
Latest Balance Sheet	4.6
Licenses	4.17

Losses	10.2(a)
Merger	Recitals
Majority in Interest	1.11(a)
Merger Consideration	2.1(a)
Merger Sub	Preamble
Most Recent Financial Statements	4.6
Notice Period	10.2(c)(i)

Optionholder(s)	1.3
Optionholder Certificates	1.4(a)
Original Disclosure Schedules	6.5(a)
Outstanding Receivables	8.11
Parent	Preamble
Parent Representatives	6.2

Parent Schedule	Article 5
Pension Plan	4.14(c)
Plans	4.14(a)
Post-Closing Operating Capital Adjustment	2.3(a)
Post-Closing Adjustment Calculation	2.3(b)
Post-Closing Adjustment Fund	1.5(a)

Pre-Closing Operating Capital Adjustment	2.2(b)
Preferred Stock Cash Compensation Per Share	1.2(b)(i)
Preferred Stock Closing Cash Consideration	2.1(b)
Preferred Stock Common Stock Equivalents	1.2(b)(iii)
Preferred Stock Conversion Ratio	1.2(b)(iii)

Preferred Stock Preference Value	1.2(b)(v)
Preliminary Allocation Schedule	1.3
Preferred Stock Preference Value Per Share	1.2(b)(ii)
Preliminary Closing Statement	2.2(b)
Principal Shareholders	Recitals

Principal Shareholders Agreement	Recitals
Projected Balance Sheet	2.2(b)
Proprietary Technology	4.11(a)
Releases	4.18(c)
Representative	Preamble
Representative Agreement	1.11(a)

Representative Amount	1.5(a)
Representative Fund	1.5(a)
Requisite Shareholder Approval	4.25
Securityholder(s)	1.3
Shareholder(s)	1.3
Shareholder Certificates	1.4(a)

Supplemental Disclosure Schedules	6.5(a)
Supplemental Losses	6.5(a)
Surviving Corporation Articles	1.8
Surviving Corporation Bylaws	1.9
Surviving Corporation	1.1(a)
Target Operating Capital	2.2(b)

Tax Claim	11.4(a)
Tax Indemnified Party	11.4(a)
Tax Indemnitor	11.4(a)
Third Party Claims	10.2(c)(i)
Transaction Bonuses	8.8
Transaction Expenses	8.2

ARTICLE 13

MISCELLANEOUS

13.1 Headings.   The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

13.2 Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Parent or the Merger Sub without the prior written consent of the Company; provided, that Parent may assign its rights under this Agreement (i) for collateral security purposes to any lender providing financing to Parent, and (ii) in whole or in part, to any subsequent acquiror of Parent or the Surviving Corporation, provided that, in any event, Parent will nonetheless remain liable for all of its obligations hereunder.

13.3 Severability.   Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.4 Notices.   All notices, demands or other communications required or permitted to be given or made under this Agreement shall be in writing and (i) delivered personally, or (ii) sent by an internationally recognized express courier service to the intended recipient of the notice, demand or other communication at its address set forth below. Any notice, demand or communication will be deemed to have been duly given (x) immediately if personally delivered, or (y) on the second Business Day after delivery to an internationally recognized express courier service, if sent next day delivery, and in proving the giving of any notice, demand or other communication, it will be necessary to show that the envelope containing the notice, demand or other communication was delivered to the proper address (as evidenced by the courier receipt). Any such notice must contemporaneously be followed up with an email transmission addressed to Daniel K. Doyle at the email address noted below, for as long as Shawmut Equity Partners, L.P. serves as Representative. In proving the making of any such email transmission, it shall be sufficient to show that any such email was initiated to Daniel K. Doyle at such address. The addresses, as each may be updated from time to time by providing proper notice hereunder, of the parties for purposes of this Agreement are:

The Company:
APPRO Systems, Inc.
Address:	7173 Florida Boulevard, Suite 100 Baton Rouge, Louisiana 70806
Attention:	Steve Uffman, Chairman
Fax no.:	(225) 490-2722
with a mandatory copy (which shall not itself constitute notice) to:
Latham & Watkins LLP
Address:	555 Eleventh Street, N.W. Suite 1000 Washington, DC 20004
Attention:	Scott C. Herlihy, Esq. Paul F. Sheridan, Jr., Esq.
Fax no.:	(202) 637-2201
Parent or the Merger Sub:
Equifax Inc.
Address:	1550 Peachtree Street, N.W. Atlanta, GA 30309
Attention: General Counsel
Fax no.:	(404) 885-8988
with a mandatory copy (which shall not itself constitute notice) to:
Kilpatrick Stockton LLP
Address:	1100 Peachtree Street, N.W. Atlanta, Georgia 30309
Attention:	Gregory K. Cinnamon, Esq.
Fax no.:	(404) 815-6555

52

The Representative:
Shawmut Equity Partners, L.P.
Address:	75 Federal Street, 18th Floor Boston, MA 02110
Attention:	Daniel K. Doyle
Fax no.:	(617)-368-4910
Email:	ddoyle@shawmutcapital.com
with a mandatory copy (which shall not itself constitute notice) to:
Latham & Watkins LLP
Address:	555 Eleventh Street, N.W. Suite 1000 Washington, DC 20004
Attention:	Scott C. Herlihy, Esq. Paul F. Sheridan, Jr., Esq.
Fax no.:	(202) 637-2201

Any party may change the address to which notices, requests, demands or other communications to the relevant party will be delivered or mailed by giving notice of the address change to the other parties to this Agreement in the manner provided in this Agreement.

13.5 Amendment and Waiver.   Any provision of this Agreement or the schedules or exhibits hereto may be amended or waived only in writing signed by Parent, the Merger Sub and the Company. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

13.6 Complete Agreement.   This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

13.7 Construction.   The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

13.8 Third-Party Beneficiaries.   Certain provisions of this Agreement are intended for the benefit of, and shall be enforceable by, the Securityholders. Nothing expressed or implied or referred to in this Agreement will be construed to give any Person other than the Parties and the Securityholders any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

13.9 Counterparts.   This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

53

13.10             Governing Law.   The approval, implementation, legal consequences and effects of the Merger shall be governed by the laws of the State of Louisiana, and otherwise, the construction and performance of this Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof.

13.11             Subsequent Actions.   If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Merger Sub, all such deeds, bills of sale, assignments and assurances and to take, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the transactions contemplated by this Agreement.

13.12             Arbitration.

(a)   Except for claims for equitable or injunctive relief, any dispute arising out of or relating to this Agreement or the transactions contemplated hereby (other than the Confidentiality Agreement) or a breach thereof, shall be finally and conclusively resolved by arbitration administered in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes as modified by this Agreement or the subsequent agreement of the parties. Judgment on the award rendered by the arbitrator may be entered in and enforced by any court having jurisdiction thereof.

(b)   The number of arbitrators shall be one (1) and shall be mutually agreed upon by Parent and the Representative within thirty (30) days after a written request for arbitration by one party is delivered to all other parties. In the event that the Parent and the Representative cannot agree on an arbitrator during such thirty (30) day period, the arbitrator shall be selected within ten (10) days thereafter by the Center for Public Resources (“CPR”) from a list submitted by the Parent and the Representative, with each party having the right to propose two names. If a qualified arbitrator cannot be appointed from the initial list, the process will be repeated every five (5) days thereafter until a qualified arbitrator is selected.

(c)   The place of arbitration shall be New York, New York, or such other location as the Parent and the Representative may agree to in writing.

(d)   Unless otherwise agreed by the Parent and the Representative, the following procedures will be followed in any arbitration between the parties:

(i)    Pre-arbitration investigations and depositions shall be conducted expeditiously and, absent a showing of clear need, shall be completed within thirty (30) days after selection of an arbitrator. Unless ordered by the arbitrator to preserve testimony for the hearing, Parent and the Representative shall have the right to take no more than three (3) depositions, each of which shall last a total of no more than two (2) days.

(ii)   The arbitration hearing shall begin no more than sixty (60) days after the arbitrator is selected and shall be closed no more than ten (10) days thereafter. The arbitrator’s award shall be issued within ten (10) days after the hearing is closed.

(iii)  Either party may make an application to a court of competent jurisdiction for an order enforcing this arbitration agreement or for injunctive relief to maintain the status quo until such time

54

as the arbitration award is rendered or the controversy is otherwise resolved. Both parties consent to the jurisdiction of CPR.

(e)   All privileges under New York and federal law, including attorney-client and work-product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal court proceeding applying New York or Louisiana law, as applicable.

(f)    Notwithstanding any other provisions of this Section 13.12, in the event that a party against whom any claim, right or cause of action is asserted commences, or has commenced against it, bankruptcy, insolvency or similar proceedings, the party or parties asserting such claim, right or cause of action will have no obligations under this Section 13.12 and may assert such claim, right or cause of action in the manner and forum it deems appropriate, subject to applicable laws. No determination or decision by the arbitrator pursuant to this Section 13.12 will limit or restrict the ability of any party hereto to obtain or seek in any appropriate forum, any relief or remedy that is not a monetary award or money damages.

13.13             WAIVER OF JURY TRIAL.   THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THE AGREEMENT OR THE MERGER, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 13.13 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT, TO THE EXTENT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR THIS MERGER SHALL BE TRIED IN JUDICIAL PROCEEDINGS, SUCH JUDICIAL PROCEEDINGS SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

[SIGNATURE PAGE FOLLOWS]

55

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

Company:	APPRO SYSTEMS, INC.
By:
Name:
Title:
Parent:	EQUIFAX INC.
By:
Name:
Title:
Merger Sub:	LAPHROAIG ACQUISITION CORPORATION
By:
Name:
Title:
Representative:	SHAWMUT EQUITY PARTNERS, L.P.
By:
Name:
Title:

56